UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2020

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the auditorium at Kohl’s Innovation Center, W165 N5830 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051* on May 13, 2020, at 8:00 a.m. local time, for the following purposes:

1.	To elect the eleven individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021;
3.	To hold an advisory vote on the approval of the compensation of our named executive officers;
4.	To consider and vote upon the shareholder proposals described below, if properly presented at the meeting; and
5.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE NOTE: The meeting is expected to last less than 30 minutes.

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held at another date, time or location or solely by means of remote communication.  If we take that step, we will announce the decision to do so in advance, and details for how to participate will be available at www.proxyvote.com.

Only shareholders of record at the close of business on March 11, 2020 are entitled to notice of and to vote at the meeting.

Under the rules adopted by the Securities Exchange Commission, we will mail to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 26, 2020.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;
•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or
•	If you received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting of Shareholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 13, 2020: The 2019 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

By Order of the Board of Directors

Jason J. Kelroy
Secretary

Menomonee Falls, Wisconsin

March 26, 2020

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2020

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2020 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving notice because our records indicate that you owned shares of our common stock at the close of business on March 11, 2020. Our Board of Directors has chosen March 11, 2020 as the “record date” for the meeting, which is the date used to determine which shareholders will be able to attend and vote at the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you complete the proxy, you appoint two of our executives, Jason J. Kelroy and Elizabeth McCright, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting just in case your plans change. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 26, 2020.

QUESTIONS AND ANSWERS

ABOUT OUR 2020 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The Annual Meeting of Shareholders will be held on Wednesday, May 13, 2020, at 8:00 a.m., local time, at the auditorium at Kohl’s Innovation Center, W165 N5830 Ridgewood Drive, Menomonee Falls, Wisconsin, 53051.* Registration begins at 7:30 a.m.

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held at another date, time or location or solely by means of remote communication.  If we take that step, we will announce the decision to do so in advance, and details for how to participate will be available at www.proxyvote.com.

How long is the meeting expected to last?

The meeting is expected to last less than 30 minutes.

What is the purpose of the meeting?

At the Annual Meeting of Shareholders, you will be asked to vote on the following matters:

•	the election of the eleven individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;
•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021;
•	an advisory vote on the approval of the compensation of our named executive officers;
•	the shareholder proposals described below, if properly presented at the meeting; and
•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our Bylaws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Jason J. Kelroy and Elizabeth McCright to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 11, 2020 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to vote at the meeting and at any adjournment of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the eleven Director nominees and one vote on each other matter.

How many votes must be present to hold the Annual Meeting of Shareholders?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 155,246,500 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;
•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or
•	If you received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date;
•	cast a new vote by calling the toll-free telephone number provided on the voting website (www.proxyvote.com);
•	cast a new vote over the Internet by visiting the voting website (www.proxyvote.com); or
•	if you hold shares in your name, attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•

FOR the election of the eleven nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” and nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021 under the caption “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”;

•	FOR the approval of the compensation of our named executive officers under the caption “ITEM THREE — ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS”;
•	AGAINST the shareholder proposal on Shareholder Right to Act by Written Consent under the caption “ITEM FOUR — SHAREHOLDER PROPOSAL: SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT”; and
•	AGAINST the shareholder proposal on Adoption of an Animal Welfare Policy under the caption “ITEM FIVE — SHAREHOLDER PROPOSAL: ADOPTION OF AN ANIMAL WELFARE POLICY.”

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Our Board of Directors has instituted a majority vote requirement for the election of Directors in uncontested elections. This means that a Director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of the nominees, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO, THREE, FOUR AND FIVE: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on approval of the compensation of our named executive officers and the shareholder proposals will be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy?

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone without indicating your vote on a matter to be considered at the Annual Meeting of Shareholders, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Jason J. Kelroy and Elizabeth McCright will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the Annual Meeting of Shareholders?

Only shareholders as of the close of business on the record date, March 11, 2020, may attend the Annual Meeting of Shareholders. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera or other recording functions at any time.

What happens if the Annual Meeting of Shareholders is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy as set forth above under the caption “May I change or revoke my vote after I submit my proxy?”

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting and will be available to make a statement or answer any appropriate questions you may have.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding Director attendance at Annual Meetings of Shareholders, Directors are encouraged to attend. All nine of the then current Directors standing for re-election attended the 2019 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all Annual Meeting of Shareholder expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our Directors, officers, or employees will be specially compensated for these activities. We have hired Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to assist with the solicitation of proxies for a fee of $8,500 plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2020 proxy materials at www.proxyvote.com. You may also use our corporate website at https://corporate.kohls.com to view all of our filings with the Securities and Exchange Commission (the “Commission”), including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

How can I receive copies of Kohl’s year-end Securities and Exchange Commission filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements, for the fiscal year ended February 1, 2020, as filed with the Commission. Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2021 Annual Meeting of Shareholders?

You may present matters for consideration at our next Annual Meeting of Shareholders either by having the matter included in our proxy statement in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 and listed on our proxy or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy for the 2021 Annual Meeting of Shareholders, we must receive your proposal by November 26, 2020. You may submit your proposal in writing to: Corporate Secretary, Attention: Legal, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2021 Annual Meeting of Shareholders and you otherwise comply with Rule 14a-8.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2021 Annual Meeting of Shareholders in accordance with our Bylaws, and the written notice must be received by us by January 13, 2021. If you submit a proposal for the 2021 Annual Meeting of Shareholders after that date, your proposal cannot be considered at the meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has twelve members. Each Director stands for election every year. As previously announced, Mr. Watson will not be standing for re-election to the Board of Directors at the 2020 Annual Meeting of Shareholders. The Board of Directors has determined that following the 2020 Annual Meeting of Shareholders, the size of the Board will be reduced to eleven members.

How often did the Board of Directors meet in fiscal 2019?

The full Board of Directors formally met six times during fiscal 2019 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent Director standing for election at the 2020 Annual Meeting of Shareholders attended at least 75% of the meetings of the Board held when he or she was serving as a Director including those of the standing committees of which he or she was a member during fiscal 2019.

Do the non-management Directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Mr. Sica, the independent Chairman of our Board of Directors, presided over the meetings of non-management Directors.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines. To view these guidelines, access our website at https://corporate.kohls.com/investors/corporate-governance. The Corporate Governance Guidelines can be found under the heading “Governance Documents.” Paper copies will be provided to any shareholder upon written request.

How does the Board determine which Directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which Directors have been designated as independent?

Based on the analysis described below under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that ten of the eleven Directors who will continue to serve on the Board if elected at the Annual Meeting of Shareholders are independent: Michael J. Bender, Peter Boneparth, Steven A. Burd, Yael Cosset, H. Charles Floyd, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica and Stephanie A. Streeter. In addition, Stephen E. Watson, who will serve as a Director through the close of the 2020 Annual Meeting of Shareholders, is independent. Michelle Gass is not an independent Director because of her employment as our Chief Executive Officer.

Does the Board of Directors Have a Process for Reviewing and Approving Related Party Transactions?

Yes. The Board of Directors recognizes that related party transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, and consistent with our written Code of Ethics, our Directors, senior officers and their respective immediate family members are required to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of Kohl’s. The Governance & Nominating Committee, which is comprised solely of independent Directors, reviews all related party transactions and relationships involving a Director or any executive officer. To help identify related-party transactions and relationships, each Director and executive officer completes an annual questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with Kohl’s. Kohl’s Legal Department facilitates a review of our financial records to determine if a Director or executive officer, or a company with which a Director or executive officer is affiliated, received any payments from Kohl’s or made any payments to Kohl’s that could have arisen as a result of a related party transaction during the fiscal year. On an annual basis, or as circumstances may otherwise warrant, the Governance & Nominating Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related party transaction or relationship, the Governance & Nominating Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to Kohl’s. Transactions and relationships that are determined to be directly or indirectly material to Kohl’s or a related person are disclosed in Kohl’s proxy statement. The Board of Directors’ processes with respect to review and approval or ratification of related party transactions are in writing and have been incorporated into the Charter of the Governance & Nominating Committee of the Board of Directors.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

As of February 2, 2020, the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	Michael J. Bender H. Charles Floyd John Schlifske Adrianne Shapira Stephanie A. Streeter Stephen E. Watson	Stephanie A. Streeter

Governance & Nominating Committee	Michael J. Bender Peter Boneparth Steven A. Burd Yael Cosset H. Charles Floyd Jonas Prising John E. Schlifske Adrianne Shapira Frank V. Sica Stephanie A. Streeter Stephen E. Watson	Peter Boneparth

Compensation Committee	Peter Boneparth Steven A. Burd Jonas Prising Frank V. Sica	Jonas Prising

Are all of the members of the standing committees independent?

Yes. All members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at https://corporate.kohls.com/investors/corporate-governance. The charters can be found under the heading “Committee Charters.” Paper copies will be provided to any shareholder upon written request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include:

•	monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance;
•	selecting our independent registered public accounting firm;
•	monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions;
•	providing oversight and guidance to management with respect to management’s enterprise risk assessment and risk mitigation processes; and
•	providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is defined under New York Stock Exchange rules, and qualified to review and assess financial statements. The Board has also determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the Commission, and, as of February 1, 2020, had specifically designated Stephanie Streeter, Chairman of the Audit Committee, as an audit committee financial expert.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our Directors and executive officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving our executive officer benefits, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee regularly and actively reviews and evaluates our executive management succession plans and makes recommendations to the Board with respect to succession planning issues. The Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Compensation Committee’s processes and procedures for the consideration of executive officer and Director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2019?

During fiscal 2019, the Audit Committee formally met seven times. The Compensation Committee formally met four times. The Governance & Nominating Committee formally met three times. Each of the committees otherwise accomplished their business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings, if necessary. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent Directors, unless the composition of the Executive Committee complies with such law or rule. As of February 1, 2020, the members of the Executive Committee were: Peter Boneparth, Michelle Gass, Jonas Prising, Frank V. Sica and Stephanie Streeter.

What is the leadership structure of Kohl’s Board of Directors and why has this structure been chosen?

Recognizing shareholder sentiment as expressed in a vote on a shareholder proposal brought before our 2013 Annual Meeting of Shareholders, the Board will appoint an independent Chairman whenever possible. Based on the recommendations within previous shareholder proposals and many subsequent discussions with our largest shareholders representing a significant percentage of outstanding shares, the foregoing shall not apply: (i) if no independent director is available and willing to serve as Chairman; (ii) if such an appointment would violate any pre-existing contractual obligation of Kohl’s; or (iii) to the extent the then-current members of the Board determine that such an appointment would not be consistent with the Board’s fiduciary obligations to our shareholders. If any independent Chairman ceases to be independent, the Governance & Nominating Committee will convene to review and make a recommendation in accordance with these guidelines for the full Board’s consideration. To further strengthen the Board’s governance structure, in the absence of an independent Chairman, our Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent Directors. The role of our Lead Director would closely parallel the role of an independent chairman. In accordance with its fiduciary duties, the Board will periodically make a determination as to the appropriateness of its policies in connection with the recruitment and succession of the Chairman and Chief Executive Officer.

As of February 1, 2020, the Board of Directors continued to be led by independent Chairman, Frank V. Sica. Moreover, we have adopted strong and effective corporate governance policies and procedures to promote effective and independent corporate governance. Among these policies and procedures are the following:

•	The Board is composed of a majority of independent Directors, as determined under the standards of the New York Stock Exchange;
•	The Board’s Audit Committee, Compensation Committee and Governance & Nominating Committee are composed solely of independent Directors;

•	Non-management Directors meet privately in executive sessions in conjunction with each regular Board meeting;
•	Independent Directors communicate regularly regarding appropriate Board agenda topics and other Board-related matters; and
•	All Board members have complete access to management and outside advisors.

How Does the Board Oversee Kohl’s Risk Management Processes?

The Board and its Audit Committee oversee the identification, monitoring and mitigation of enterprise risks through the Company’s robust enterprise risk management program that is designed and driven by management to monitor Kohl’s ongoing progress in managing the potential impact of key regulatory, operational, financial and reputational risks across the organization. Management has compiled a comprehensive list of enterprise risks. The enterprise risks have been prioritized based upon the potential financial and reputational damage posed by each risk. A member of senior management has been assigned as the “owner” of each risk based upon who is most likely to be able to impact the effects of that particular risk. Each risk owner has been required to develop action plans to reduce, mitigate or eliminate the risk, identify barriers to risk reduction efforts, and establish key metrics to objectively measure the impacts of risk management efforts. A risk management committee has been formed among key senior managers from across our company to actively review each risk owner’s progress toward reduction, mitigation or elimination of each particular risk. The risk management committee meets regularly to review the status of risk management efforts directed toward each identified risk element. Our executive officers are periodically updated on the status of all risk management efforts and are regularly consulted for additional direction.

Pursuant to its charter, the Board’s Audit Committee actively oversees and monitors our enterprise risk management program. To that end, senior management provides regular updates to the Audit Committee on various elements of material risk. Some of these updates are scheduled because of their particular significance, and others may be scheduled at the request of any Audit Committee member for any reason. These updates are given by the appropriate risk owner within the organization to enable the Audit Committee members to understand our risk identification, risk management and risk mitigation strategies, and to provide regular feedback and general direction to management. Following each of these updates, the Audit Committee Chairman reports on the discussion to the full Board during the committee reports portion of the next full Board meeting. On an annual basis, the full Board also receives a comprehensive update on our current risk profile and our activities related to the enterprise risk management program. These updates enable all members of the Board to understand our overall risk profile and to stay apprised of the efforts being made to reduce, mitigate or eliminate each element of risk. The Board’s risk management oversight also extends to regular reviews of our current and anticipated data protection and cybersecurity risks, including a review of related policies and procedures, pursuant to updates provided by the Company’s senior management members who are tasked with identifying and responding to such data protection and cybersecurity risks.

How does the Board identify and evaluate nominees for Director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To assist in these considerations, the Board periodically performs a comprehensive skills assessment to determine which particular skills or areas of expertise would most help the Board of Directors carry out its significant responsibilities. In the event that vacancies are anticipated or otherwise arise, the Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating Director candidates that would best satisfy areas of opportunity. Candidates may come to the attention of the Committee through current Directors, members of management, eligible shareholders or other persons. From time to time, the Governance & Nominating Committee may also engage a search firm to assist in identifying potential Board candidates.  Such a firm was engaged to help identify potential Board candidates for the Governance & Nominating Committee’s consideration in 2018 and 2019, and that firm did help identify both Mr. Bender and Mr. Cosset who are candidates standing for election at the 2020 Annual Meeting of Shareholders. Once the Committee has identified a prospective nominee, the Committee carefully evaluates the nominee’s potential contributions in providing advice and guidance to the Board and management.

What are the minimum required qualifications for Directors?

Members of the Board of Directors and Director nominees must share with the other Directors the following attributes:

•	Unquestionable ethics and integrity;
•	A demonstrated record of success, leadership and solid business judgment;
•	Intellectual curiosity;
•	Strong reasoning skills;
•	Strong strategic aptitude;
•	Independence and objectivity — willingness to challenge the status quo;
•	A demonstrated record of social responsibility;
•	A commitment to enhancing long-term shareholder value;
•	A willingness to represent the interests of all of our shareholders;
•	A willingness and ability to spend sufficient time to carry out their duties; and
•	A good cultural fit with Kohl’s and the Board.

Does Kohl’s have a mandatory retirement age for Directors?

As disclosed in our Corporate Governance Guidelines, it is the general policy of the Board of Directors that no individual who would be age 72 or older at the time of his or her election will be eligible to stand for election to the Board. The Board may, at its discretion, waive this age limitation.

Does Kohl’s have a formal diversity policy for Directors?

The Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, race, age, gender, national origin and viewpoints.

How does the Board evaluate Director candidates recommended by shareholders?

The Governance & Nominating Committee evaluates shareholder nominees in the same manner as any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for Directors if we receive timely written notice, in proper form, of the intent to make a nomination at an Annual Meeting of Shareholders. If you decide to conduct your own proxy solicitation, to be timely for the 2021 Annual Meeting of Shareholders, the notice must be received by us by January 13, 2021. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a Director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. Among other things, a shareholder proposing a Director nomination must disclose any hedging, derivative or other complex transactions involving our common stock to which the shareholder is a party. These requirements are detailed in our Bylaws, a copy of which was filed with the Commission and will be provided to you upon written request.

In addition, Kohl’s Bylaws generally permit an eligible shareholder, or a group of up to 20 shareholders, that has continuously owned at least 3% of Kohl’s outstanding shares of common stock for three years to include in Kohl’s proxy materials Director nominations of up to the greater of two Directors and 20% of the number of Directors currently serving on the Kohl’s Board, subject to the terms and conditions specified in the Kohl’s Bylaws. Pursuant to our Bylaws, to be timely for inclusion in the proxy materials for our 2021 Annual Meeting of Shareholders, notice must be received by our Corporate Secretary between October 27, 2020 and November 26, 2020. The requirements for such proxy access are detailed in our Bylaws, a copy of which was filed with the Commission and will be provided to you upon written request.

How are Directors compensated?

Pursuant to our Non-Employee Director Compensation Program, Directors who are not our employees or employees of our subsidiaries will receive an annual cash retainer fee of $125,000. Equity awards are granted to non-employee Directors from time to time pursuant to our 2017 Long Term Compensation Plan. These awards are granted following a non-employee Director’s initial appointment to the Board and each time that director is re-elected by the shareholders to serve a new term. The annual awards, which are comprised of restricted shares, typically have a “grant date fair value” of approximately $125,000, calculated in accordance with FASB ASC Topic 718. The independent Chairman of the Board receives an additional annual award of restricted shares with a grant date fair value of $200,000. The Chair of the Audit Committee receives an additional annual award of restricted shares with a grant date fair value of $25,000. The Chair of the Compensation Committee receives an additional annual award of restricted shares with a grant date fair value of $20,000. The Chair of the Governance & Nominating Committee receives an additional annual award of restricted shares with a grant date fair value of $10,000. The restricted shares vest on the first anniversary of the date of grant. Prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), assuming full reinvestment of all such dividends, and have all other rights as a holder of outstanding shares of our stock.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee Director for services rendered during fiscal 2019. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2020 for services rendered in fiscal 2019.

	Fees Earned or Paid in Cash $	Stock Awards $(1)	Total $
Michael J. Bender	$ 93,750	$125,018	$218,768
Peter Boneparth	$125,000	$134,990	$259,990
Steven A. Burd	$125,000	$124,972	$249,972
H. Charles Floyd	$125,000	$124,972	$249,972
Jonas Prising	$125,000	$145,009	$270,009
John E. Schlifske	$125,000	$124,972	$249,972
Adrianne Shapira	$125,000	$124,972	$249,972
Frank V. Sica	$125,000	$325,017	$450,017
Stephanie A. Streeter	$125,000	$150,018	$275,018
Nina G. Vaca(2)	$ 31,250	—	$ 31,250
Stephen E. Watson	$125,000	$124,972	$249,972
(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2019, computed in accordance with FASB ASC Topic 718. Each Director who was re-elected to the Board of Directors at the 2019 Annual Meeting of Shareholders was awarded 1,946 restricted shares. Committee Chairs were awarded between an additional 156 and 390 restricted shares and our independent Chairman was awarded an additional 3,115 restricted shares. For a discussion of the valuation assumptions used for all stock-based awards, see Note 6 to our fiscal 2019 audited financial statements included in our Annual Report on Form 10-K.

(2)	Ms. Vaca served as a Director until May 15, 2019, and she did not stand for re-election at the 2019 Annual Meeting of Shareholders.

As of February 1, 2020, the aggregate number of vested and unvested stock options and unvested shares of restricted stock held by each incumbent non-employee Director were as follows:

	Number of Securities Underlying Unexercised Options		Number of Unvested Shares of Restricted Stock(1)
	Vested	Unvested
Mr. Bender	—	—	2,900
Mr. Boneparth	—	—	2,190
Mr. Burd	5,008	—	2,027
Mr. Floyd	—	—	2,027
Mr. Prising	—	—	2,352
Mr. Schlifske	7,784	—	2,027
Ms. Shapira	—	—	2,027
Mr. Sica	—	—	5,272
Ms. Streeter	8,977	—	2,433
Ms. Vaca	13,753	—	—
Mr. Watson	—	—	2,027
(1)	Includes accrued but unvested dividend equivalent shares.

Are Directors required to own Kohl’s stock?

We believe that Director stock ownership is important to align the interests of our Directors with those of our shareholders. Each non-management member of the Board of Directors is expected to own Kohl’s stock, including shares of unvested time-based restricted stock, but not including any vested or unvested stock options, with a value of approximately five times the amount of the Directors’ annual base cash retainer. This ownership level is to be achieved by the fifth anniversary of the Director’s initial election to the Board. All Directors standing for re-election who have served on the Board of Directors for more than five years were in compliance with this requirement as of the end of fiscal 2019. A Director is not permitted to sell any stock until he or she attains the above-referenced ownership level.

Do you have a written code of ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors (“Code of Ethics”). This Code of Ethics includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executive officers and senior financial and accounting officers. We provide training with respect to the Code of Ethics for all of our employees, and all employees agree in writing to comply with the Code of Ethics at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the Code of Ethics through various means, including through the use of an anonymous toll-free hotline. This Code of Ethics can be viewed on our website by accessing https://corporate.kohls.com/investors/corporate-governance. The Code of Ethics can be found under the heading “Governance Documents.” We intend to satisfy our disclosure requirements under Item 5.05 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the Code of Ethics will be provided to any shareholder upon written request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our Board of Directors on our website at https://corporate.kohls.com/investors/corporate-governance, or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors, including the independent Chairman, as follows (these instructions are also available on our website):

Write to our Board of Directors or Chairman:

Kohl’s Board of Directors

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors:

directors@kohls.com

Questions or concerns related to financial reporting, internal accounting or auditing matters may be sent to governance@kohls.com.

All questions or concerns will be forwarded to the appropriate members of management or the Board of Directors. Correspondence related to accounting, internal controls or auditing matters is immediately brought to the attention of our Internal Audit Department and, if appropriate, to the Audit Committee of the Board of Directors. The Audit Committee receives a quarterly summary of all communications received through any of the above-referenced channels.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When does your fiscal year end?

Consistent with many other retail companies, our fiscal year ends on the Saturday closest to January 31st. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 1, 2020 is referred to as “fiscal 2019.”

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of February 1, 2020 (unless otherwise noted) by:

•	each of our Directors and nominees;
•	each of our named executive officers;
•	all of our executive officers, Directors and nominees as a group; and
•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within sixty days of February 1, 2020.

Name of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Michael J. Bender	2,900(1)	*
Peter Boneparth	17,321(2)	*
Steven A. Burd	23,425(3)	*
Yael Cosset	0(4)	*
H. Charles Floyd	6,335(5)	*
Jonas Prising	17,326(6)	*
John E. Schlifske	27,716(7)	*
Adrianne Shapira	9,690(8)	*
Frank V. Sica	29,743(9)	*
Stephanie A. Streeter	31,556(10)	*
Stephen E. Watson	13,470(11)	*
Michelle Gass	294,011(12)	*
Doug Howe	68,001(13)	*
Marc Chini	39,890(14)	*
Paul Gaffney	64,001(15)	*
Jill Timm	94,608(16)	*
Sona Chawla	0(17)	*
Bruce Besanko	84,104(18)	*
All Directors and executive officers as a group (19 persons)	931,335(19)	*
The Vanguard Group	18,368,638(20)	11.73%
100 Vanguard Blvd. Malvern, PA 19355
Blackrock, Inc.	14,842,032(21)	9.5%
55 East 52nd Street New York, NY 10055
State Street Corporation	8,581,264(22)	5.48%
One Lincoln Street Boston, MA 02111
*	Less than 1%.
(1)	Includes 2,900 unvested restricted shares.
(2)	Includes 2,190 unvested restricted shares.
(3)	Includes 2,027 unvested restricted shares and 5,008 shares represented by stock options.
(4)	Mr. Cosset was appointed to the Board of Directors on February 2, 2020.
(5)	Includes 2,027 unvested restricted shares.
(6)	Includes 2,352 unvested restricted shares.
(7)	Includes 2,027 unvested restricted shares and 7,784 shares represented by stock options.
(8)	Includes 2,027 unvested restricted shares.
(9)	Includes 5,272 unvested restricted shares.
(10)	Includes 2,433 unvested restricted shares and 8,977 shares represented by stock options.
(11)	Includes 2,027 unvested restricted shares.

(12)	Includes 124,284 unvested restricted shares.
(13)	Includes 56,749 unvested restricted shares.
(14)	Includes 27,967 unvested restricted shares.
(15)	Includes 64,001 unvested restricted shares.
(16)	Includes 94,608 unvested restricted shares.
(17)	Ms. Chawla stepped down from her position of President on October 18, 2019. Pursuant to the Commission’s rules, Ms. Chawla is still considered a named executive officer for purposes of this table.
(18)

Mr. Besanko’s last day of service as Chief Financial Officer was November 1, 2019.  Pursuant to the Commission’s rules, Mr. Besanko is still considered a named executive officer for purposes of this table.

(19)	Includes 473,368 unvested restricted shares and 21,769 shares represented by stock options.
(20)

According to the amended Schedule 13G filed February 12, 2020 by The Vanguard Group (“Vanguard”), Vanguard was the beneficial owner of 18,368,638 shares of Kohl’s common stock as of December 31, 2019. The filing indicates that Vanguard has sole voting power with respect to 232,503 shares, sole dispositive power with respect to 18,100,116 shares, shared voting power with respect to 47,463 shares and shared dispositive power with respect to 268,522 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard, are beneficial owners of 176,975 shares and 144,505 shares, respectively, as a result of them serving as investment managers of their respective clients.

(21)

According to the amended Schedule 13G filed February 5, 2020 by Blackrock, Inc. (“Blackrock”), Blackrock and certain affiliated entities were the beneficial owner of 14,842,032 shares of Kohl’s common stock as of December 31, 2019. The filing indicates that Blackrock and certain affiliated entities have sole voting power with respect to 13,018,078 shares and sole dispositive power with respect to 14,842,032 shares.

(22)

According to the Schedule 13G filed February 13, 2020 by State Street Corporation (“State Street”), State Street and certain affiliated entities were the beneficial owner of 8,581,264 shares of Kohl’s common stock as of December 31, 2019. The filing indicates that State Street and certain affiliated entities have shared voting power with respect to 7,387,099 and shared dispositive power with respect to 8,555,757 shares.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. Our Board of Directors currently consists of twelve members. As previously announced, Mr. Watson will not be standing for re-election to the Board of Directors at the 2020 Annual Meeting of Shareholders. The Board of Directors has determined that following the 2020 Annual Meeting of Shareholders, the size of the Board will be reduced to eleven members.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next Annual Meeting of Shareholders and until the Directors’ successors are duly elected and shall qualify. Our Board of Directors has instituted a majority vote requirement for the election of Directors in uncontested elections. This means that a Director nominee will be elected if the number of votes cast “For” that nominee exceeds the number of votes cast “Against” that nominee. If you abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the eleven nominees for election to the Board of Directors. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the eleven nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF NO INSTRUCTIONS ARE SPECIFIED ON YOUR OTHERWISE PROPERLY COMPLETED

PROXY, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

The Board of Directors, and particularly its Governance & Nominating Committee, regularly considers whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. In making these considerations, the Board of Directors and its Governance & Nominating Committee has focused primarily on the information in each of the nominee’s individual biographies set forth below. These biographies are based upon information provided by each of the nominees. There are no family relationships between the nominees. Unless otherwise indicated, the nominees have had the indicated principal occupation for at least the past five years. The directorships listed for each nominee are those public company directorships that have been held by the nominee at any time during the past five years.

	Age	Director Since
Michael Bender	58	2019

President and Chief Executive Officer of Eyemart Express, LLC, an eyecare retailer, since January 2018.  Previously served as President of Eyemart Express, LLC from September 2017 to January 2018.  Former Chief Operating Officer of Global eCommerce of Walmart Inc., a multinational retailer, from 2014 to February 2017.  Prior to that, Mr. Bender held a number of executive management positions at Walmart.  Prior to Walmart, Mr. Bender held a number of senior positions at Cardinal Health, Inc., a global, integrated healthcare services and products company.   From 1999 to 2002, he was Vice President of Store Operations for L-Brands, Inc. – Victoria’s Secret Stores, an international specialty retailer.  From 1984 to 1999, he served in a variety of sales, finance and operating roles with PepsiCo, Inc., a global food and beverage company.  From 2004 to May 2019, Mr. Bender served as a director of Ryman Hospitality Properties, Inc., a real estate investment trust.

The Governance & Nominating Committee believes Mr. Bender’s qualifications to serve on our Board of Directors include his deep expertise with notable retail and consumer brands, his experience as President and Chief Executive Officer of a another retailer, his experience as a director of another public company and his broad-based knowledge in the areas of retail sales, consumer products, global e-commerce and retail logistics.

Peter Boneparth	60	2008

Senior advisor to a division of The Blackstone Group, LLP, advising on the retail industry, since February 2018. Former Senior Advisor, Irving Place Capital Partners, a private equity group, from 2009 to November 2014. Former President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from 2002 to 2007. Mr. Boneparth is currently a director of JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Boneparth’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of companies specializing in the production and sale of apparel and footwear, his experience as a director of other public companies and his broad-based knowledge in the areas of retail sales, corporate finance, consumer products, and the design and manufacture of apparel and other products.

Steven A. Burd	70	2001

Founder and Chief Executive Officer of Burd Health LLC, a company helping self-insured employers manage their healthcare costs, since 2013. Former Chairman, Chief Executive Officer and President of Safeway Inc., an operator of grocery store chains. Mr. Burd served as Safeway’s Chairman of the Board of Directors from 1998 until his retirement in 2013, Chief Executive Officer from 1993 until his retirement in 2013 and previously served as President from 1992 to 2012. From 2013 to June 2018, Mr. Burd also served as a director of Blackhawk Network Holdings, Inc., a prepaid payment network offering a broad range of gift cards, other prepaid products and payment services.

The Governance & Nominating Committee believes Mr. Burd’s qualifications to serve on our Board of Directors include his experience as President, Chief Executive Officer and Chairman of the Board of Directors of a large retail company and his broad-based knowledge in the areas of retail operations, healthcare costs, corporate finance, accounting and marketing and his considerable management, directorial, and board committee experience.

	Age	Director Since

Yael Cosset	46	2020

Senior Vice President and Chief Information Officer of The Kroger Co., one of the world's largest food retailers, since February 2019.  Previously served as Global Vice President and Chief Digital Officer of Kroger from January 2017 to February 2019 and as Chief Information Officer / Chief Commercial Officer of 84.51˚ LLC, a wholly-owned subsidiary of Kroger from April 2015 to January 2017.  Prior to joining Kroger, Mr. Cosset held senior management positions at dunnhumby Ltd., a customer data science and consulting services firm, having most recently served as Global Chief Information Officer from 2010 to April 2015. Prior to dunnhumby Ltd., Mr. Cosset held senior management positions at MicroStrategy Incorporated, a business intelligence and analytics enterprise software company.

The Governance & Nominating Committee believes Mr. Cosset’s qualifications to serve on our Board of Directors include his technology and digital expertise with notable retail and consumer brands, his experience as Chief Information Officer of one of the world’s largest food retailers and his deep understanding of customer analytics, innovation and transformation in the retail sector.

H. Charles Floyd	60	2017

Global President of Operations of Hyatt Hotels Corporation, a leading global hospitality company, since 2014. Mr. Floyd held a number of executive management positions since he joined Hyatt in 1981, including Global President of Operations since 2014, Executive Vice President, Group President — Global Operations Center from 2012 to 2014, and Chief Operating Officer — North America from 2006 to 2012. Mr. Floyd also previously served in a number of other senior positions with Hyatt, including Executive Vice President — North America Operations and Senior Vice President of Sales, as well as various managing director and general manager roles.

The Governance & Nominating Committee believes Mr. Floyd’s qualifications to serve on our Board of Directors include his experience as Global President of Operations of a large, global hospitality company with complex operations and his experiences in the dynamic hospitality industry.

Michelle Gass	52	2018

Our Chief Executive Officer since May 2018. Ms. Gass joined the Company in 2013 as Chief Customer Officer and was named Chief Merchandising Officer in June 2015 and was promoted to Chief Executive Officer-elect in October 2017 and assumed the Chief Executive Officer role in May 2018. Prior to joining the Company, Ms. Gass spent more than 16 years with Starbucks Corporation holding a variety of leadership roles across marketing, global strategy and merchandising, including President, Starbucks Europe, Middle East and Africa.  Prior to Starbucks, Ms. Gass was with Procter and Gamble.  Ms. Gass is currently a director of PepsiCo, Inc., a global food and beverage company.  From 2014 to February 2017, Ms. Gass also served as a director of Cigna Corporation, a global health service company.

The Governance & Nominating Committee believes Ms. Gass’ qualifications to serve on our Board of Directors include her over 25 years of experience in the retail and consumer goods industries, including 7 years with Kohl’s. Her insight and direct knowledge of Kohl’s current operations and strategic opportunities within the retail industry is also invaluable.

	Age	Director Since

Jonas Prising	55	2015

Chairman and Chief Executive Officer of ManpowerGroup, a leading provider of workforce solutions, since December 2015. Mr. Prising held a number of executive management positions since he joined ManpowerGroup in 1999, including Chairman and Chief Executive Officer since December 2015, Chief Executive Officer from 2014 to December 2015, President from 2012 to 2014, President of ManpowerGroup — The Americas from 2009 to 2014, and Executive Vice President from 2006 to 2010. He is currently a director of ManpowerGroup.

The Governance & Nominating Committee believes Mr. Prising’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a large company with complex operations and his broad-based knowledge of workforce solutions, labor market expertise and global perspective, having lived and worked in multiple countries around the world.

John E. Schlifske	60	2011

Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company since 2010. Mr. Schlifske held a number of executive management positions at The Northwestern Mutual Life Insurance Company since 1987, including Chairman and Chief Executive Officer since 2010, President from 2009 through 2010 and 2013 to 2014, interim President and Chief Executive Officer of Frank Russell Investment Company (at that time, a subsidiary of The Northwestern Mutual Life Insurance Company) from 2008 to 2009, Executive Vice President — Investment Products and Services from 2006 through 2008 and Senior Vice President — Investment Products and Services from 2004 through 2006.  Mr. Schlifske is also a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Schlifske’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a major company and his broad-based financial expertise.

Adrianne Shapira	49	2016

Managing Director of Eurazeo Brands, which invests in United States and European consumer brands with global growth potential, since August 2017.  From 2012 to February 2016, Ms. Shapira was Chief Financial Officer of David Yurman Enterprises, LLC, a designer jewelry company. From 1999 to 2012, Ms. Shapira served as Managing Director at The Goldman Sachs Group, Inc., an investment banking firm, where she was an equity research analyst covering the discount, department store, dollar store, warehouse club, apparel manufacturer, luxury and grocery sectors. Prior to 1999, Ms. Shapira served as an equity analyst at Robertson Stephens, an investment banking firm, and Neuberger & Berman, an investment management company. From 2014 to December 2018, Ms. Shapira also served as a director of The Hain Celestial Group, Inc., a leading global organic and natural products company.

The Governance & Nominating Committee believes Ms. Shapira’s qualifications to serve on our Board of Directors include her financial expertise, significant experience as an equity analyst in sectors related to Kohl’s business, broad understanding of the retail and consumer products industries and experience in e-commerce.

	Age	Director Since
Frank V. Sica	69	1988

Partner, Tailwind Capital, a private investment firm, since 2006.  From 2003 to 2006, Mr. Sica was a Senior Advisor to Soros Private Funds Management, a private equity firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management.  In 1998, he joined Soros Fund Management where he was a Managing Director responsible for Soros’ private equity investments.  From 1988 to 1998, Mr. Sica was a Managing Director at Morgan Stanley and its private equity affiliate, Morgan Stanley Capital Partners.  Prior to 1988, Mr. Sica was a Managing Director in Morgan Stanley’s merger and acquisitions department.  Mr. Sica is also a director of CSG Systems International, an account management and billing software company for communication industries, JetBlue Airways Corporation, a commercial airline, and Safe Bulkers, Inc., a marine drybulk transportation services company.

The Governance & Nominating Committee believes Mr. Sica’s qualifications to serve on our Board of Directors include his years of executive experience in the investment banking and private equity field, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, executive compensation, information technology and real estate.

Stephanie A. Streeter	62	2007

Former Chief Executive Officer and a director of Libbey, Inc., a producer of glass tableware and other tabletop products, from 2011 to January 2016. Former Interim Chief Executive Officer, United States Olympic Committee from 2009 to 2010. Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007.  Ms. Streeter served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002. From July 2018 to January 2019, she served as a director of Olin Corporation, a manufacturer and distributor of chemical products. She is also currently a director of Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services, and Western Digital, a computer hard disk drive manufacturer and data storage company.

The Governance & Nominating Committee believes Ms. Streeter’s qualifications to serve on our Board of Directors include her experience as President, Chief Executive Officer and Chairman of the board of directors of complex businesses with worldwide operations; her experience as a director of other public companies; and her broad-based knowledge in the areas of marketing, consumer products, information technology and e-commerce.

 Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K.  None of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a Director’s independence.

In February 2020, the Governance & Nominating Committee reviewed a summary of Directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the Directors or parties related to the Directors. During the course of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Based on this review, the Committee affirmatively determined that the following continuing Directors are independent: Michael J. Bender, Peter Boneparth, Steven A. Burd, Yael Cosset, H. Charles Floyd, Jonas Prising, Frank V. Sica, John E. Schlifske, Adrianne Shapira and Stephanie A. Streeter. In addition, the Committee determined that Stephen E. Watson, who will serve as a Director through the close of the 2020 Annual Meeting of Shareholders, is independent. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements. Michelle Gass is not considered an independent Director because of her employment as our Chief Executive Officer.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable Director or Directors:

•

Several of our Directors serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contribution programs.

•

Several of our Directors serve on the boards of directors of, or may have an economic interest in, companies with which we may do relatively small amounts of ordinary course business from time to time. The Governance & Nominating Committee has reviewed each of these instances and has determined that in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arm’s length, and that our Directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Jonas Prising, Chairman

Peter Boneparth

Steven A. Burd

Frank V. Sica

COMPENSATION DISCUSSION & ANALYSIS

The Board of Directors’ Compensation Committee (the “Committee”) fulfills the Board’s responsibilities related to our officer and director compensation programs and practices. The Committee ensures that our executive compensation program aligns with our corporate objectives. This Compensation Discussion & Analysis, referred to as the CD&A, provides insight into the Committee’s process for determining this compensation. It provides a detailed description and discussion of the Committee’s philosophy, objectives, policies and programs. The CD&A also analyzes the total compensation of Kohl’s Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer), the three other most highly compensated executive officers that were serving as executive officers as of February 1, 2020, and our former Chief Financial Officer (principal financial officer) who is required to be included in the CD&A because he served in that role for part of fiscal 2019, as well as our former President who retired from Kohl’s on October 18, 2019 and is required to be included in this CD&A because she would have been included had she served throughout fiscal 2019. The group below is collectively referred to in the CD&A as the Named Executive Officers or NEOs:

•	Michelle Gass, Chief Executive Officer;
•	Jill Timm, Senior Executive Vice President, Chief Financial Officer;
•	Doug Howe, Chief Merchandising Officer;
•	Paul Gaffney, Senior Executive Vice President, Chief Technology Officer;
•	Marc Chini, Senior Executive Vice President, Chief People Officer;
•	Bruce Besanko, Former Chief Financial Officer; and
•	Sona Chawla, Former President.

Executive Summary

The Committee has designed our compensation program to reflect its philosophy that executive compensation should be directly linked to performance with the ultimate objective of increasing long-term shareholder value. In fact, each primary element of our executive compensation program is tied to Company performance. Additionally, the Committee works closely with its independent compensation consultant to ensure that the Committee’s and the Company’s compensation policies and practices, as well as our executive compensation program as a whole, are consistent with market practice.

Say on Pay Votes

Since 2011, we have held an advisory shareholder vote on the compensation of our NEOs at each of our annual meetings of shareholders. Our shareholders have consistently shown strong support for our NEO compensation, including a vote of more than 88% of the votes cast by our shareholders in favor of approving this compensation last year.

Pay for Performance

As part of our pay for performance philosophy, our goals are intended to be difficult to achieve, and failure to achieve the goals has significant consequences short and long term while success is rewarded short and long term. As detailed below in this CD&A, the effectiveness of the Committee’s goal setting has been demonstrated over the past several years as retailers such as Kohl’s faced significant structural headwinds and performance volatility. In 2019, we did not achieve our financial goals, and as a result our NEOs did not receive any performance-based annual incentives and all NEOs recommended that the Committee not award them annual merit increases that would have otherwise been awarded and the Committee accepted that recommendation.  In addition, fiscal 2019 performance will negatively impact the three-year financial results for the three-year performance periods of fiscal years 2018 through 2020 and fiscal years 2019 through 2021.  In addition, it had a negative impact on the three-year financial results for the three-year performance period of fiscal years 2017 through 2019.  On a three-year basis, driven by Kohl’s strong performance in fiscal years 2017 and 2018, Kohl’s significantly exceeded the cumulative net income target set in early 2017 for the three-year performance period of fiscal years 2017 through 2019.  As such, the three-year Performance Share Units (“PSUs”) granted to those NEOs employed in 2017 as part of the Company’s Long Term Incentive Plan (“LTIP”) vested in 2020 at 200% of their targeted value.  Given the Company’s performance in 2019, however, the PSUs did not trigger the 25% modifier that could have further increased the value actually realized based on Kohl’s total shareholder return relative to a group of approximately 25 peer companies over the three-year performance period.

Business Strategies

Led by our NEOs, Kohl’s management remained focused on two key priorities in 2019 — driving traffic and operational excellence. The first priority is driving traffic, which is key to growing sales over the long-term. One example of management’s continued commitment to driving traffic in 2019 and beyond was the nationwide roll-out of Kohl’s innovative Amazon Returns program.  Management’s focus on product is also key to driving traffic. Kohl’s remains focused on growing the size of our most important national brands and adding new brands to our portfolio to drive newness and improve our relevancy to consumers, which we believe will drive traffic.  We did this in 2019 with the launch of a record number of brands and new partnerships, such as Amazon Returns, Nine West and Scott Living.  This led to new customer acquisition and overall customer growth.  In addition, Kohl’s continued to invest significant time and resources to create a more seamless omnichannel experience for our customers. As a result of these investments, our physical stores remain an important source for online order fulfillment. This results in a faster, more seamless experience for our customers and encourages additional customer foot traffic through omnichannel capabilities like Buy Online Pickup in Store and Buy Online Ship to Store.

The second priority is achieving operational excellence, which is key to enabling long-term investments in our future to ensure Kohl’s success and profitability. Our focus on operational excellence is designed to identify ways to work smarter in an effort to help offset the cost of these investments. Many of the savings opportunities are around strategies to work differently organizationally, or use technology to reduce payroll needs or expense. For example, one of the largest areas of opportunity in achieving operational excellence is in making our stores more productive. The general consumer shift to online shopping has negatively impacted our store sales productivity without reducing the stores’ significant fixed expenses. Numerous operational excellence strategies help us reduce our store operational costs, such as:

•	Leveraging technology like enhanced applications for mobile handheld devices carried by our store associates that minimize the time it takes to perform routine store operations;
•	Reducing the square footage of our stores, both operationally and physically to achieve greater efficiency; and
•	Leveraging our stores as fulfillment centers for online orders through initiatives such as Buy Online Pickup in Store, Ship From Store, and Buy Online Ship to Store.

Transition and Leadership Succession Planning

In 2019, we continued to take several actions towards completing our multi-year leadership succession planning.  As previously announced:

•

Ms. Chawla stepped down as President effective as of October 18, 2019.  In connection with her resignation, Ms. Chawla received the benefits outlined in her Amended and Restated Employment Agreement previously filed with the Commission on September 29, 2017 and consistent with those previously disclosed in the Company’s 2019 proxy statement.

•

Mr. Besanko left his position as Chief Financial Officer effective November 1, 2019.  In connection with his departure from the Company, Mr. Besanko received the benefits outlined in his Employment Agreement previously filed with Commission on July 14, 2017 and consistent with those previously disclosed in the Company’s 2019 proxy statement.

•

Ms. Timm, who has more than 20 years of financial experience with the Company, was appointed as Chief Financial Officer effective November 1, 2019.  In consideration for her new appointment and continued employment with the Company, Ms. Timm received the benefits outlined in her Amended and Restated Executive Compensation Agreement and as disclosed in the Current Report on Form 8-K filed with the Commission on October 11, 2019.

•

The role and responsibilities of Mr. Howe, Chief Merchandising Officer, were expanded to also include oversight and responsibility for Kohl’s Digital business effective as of November 1, 2019.  In connection with the assumption of that additional responsibility, Mr. Howe’s base salary was increased 2.9% to $1,000,000.

•

Mr. Gaffney joined Kohl’s as Senior Executive Vice President, Chief Technology Officer beginning September 16, 2019.  In connection with his hiring, Mr. Gaffney received the benefits outlined in his offer letter and Executive Compensation Agreement previously filed with the Commission on September 20, 2019.

Executive Compensation Agreement Modifications

We have entered into executive compensation or employment agreements with each of our NEOs. As part of the Company’s continued focus on succession planning and operational excellence, detailed competitive benchmarking was done on the key terms and conditions contained within, as well as the form of, the employment agreements previously utilized for the NEOs compared to those of the Company’s key competitors and similarly-situated retail industry executives. Based on that review, the Committee approved several substantive changes to the form of agreement previously utilized by the Company. The Company’s new form of executive compensation agreement was filed with the Commission on September 20, 2019, and will be used for all new NEO agreements entered into effective August 2019 or later, including Ms. Timm and Mr. Gaffney.  In addition, Mr. Chini voluntarily moved onto this new form of agreement.  The changes made include providing the CEO greater flexibility to modify the roles of all executive staff members without triggering good reason remedies, as well as significantly reducing available severance benefits and healthcare obligations following separations.  The good reason changes were also made to the existing Executive Compensation Agreements of Messrs. Howe and Revelle.

The Committee believes that these types of agreements remain important to both our executives and to the Company in that the executive benefits from clarity of the terms of his or her employment, as well as protection in certain events of termination, while Kohl’s benefits from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. Details of the terms of the specific agreements are discussed in more detail below under the section captioned Potential Payments upon Termination or Change of Control.

Annual Committee Actions

Upon review and consideration of Kohl’s 2019 results, the Committee took the following actions in February 2020:

•

determined that the performance ratings of the NEOs were “Fully Meets Expectations,” which is the middle ranking in Kohl’s three tier evaluation program; however, as noted above, all NEOs recommended to the Committee that they not be awarded annual merit increases despite these rankings and the Committee accepted that recommendation;

•

awarded Mr. Gaffney an annual incentive plan award of $880,000, which was guaranteed for his first year of employment pursuant to the terms of his August 27, 2019 offer letter previously filed with the Commission on September 20, 2019;

•	confirmed that no annual incentives were earned by the other NEOs pursuant to our Annual Incentive Plan for 2019; and
•

determined that PSUs previously granted to Mses. Gass and Chawla and Mr. Besanko in 2017, the value of which was dependent upon Kohl’s three-year sales and earnings performance in fiscal years 2017 through 2019, would vest at 200% of their targeted value.

The Committee believes all of these actions were appropriate and in line with its philosophy.

Say on Pay

The Committee is pleased with our shareholders’ strong support of our NEO compensation program. Each year at our Annual Meeting of Shareholders, we hold an advisory vote on the compensation of our NEOs. Our shareholders have consistently shown strong support for our NEO compensation, including a vote of more than 88% of the votes cast by our shareholders in favor of approving this compensation last year.

Based on this strong support, the Committee believes that our policies, practices, and programs are in line with our shareholders’ expectations. In accordance with its charter, the Committee reviews the voting results on an annual basis. Following each of the previous votes, the Committee has considered whether any adjustments were warranted based on these results. The Committee values our shareholders’ input and will continue to look for ways to further improve alignment between executive compensation and our overall objective of increasing long-term shareholder value.

Philosophy and Objectives

We believe executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. For this reason, the majority of our executives’ compensation is earned only upon achievement of performance targets, such as sales, net income, return on investment, total shareholder return and other financial measurements selected to reinforce the critical linkage between pay and performance. Our uses of equity in our compensation program and share ownership requirements create a strong alignment of the interests of our executives with those of our shareholders.

Our executive compensation program has been designed to achieve the following objectives:

•	Provide a competitive total compensation package that enables us to attract, motivate and retain key personnel;
•	Support the achievement of our short- and long-term business and strategic objectives by:
•	Providing short-term opportunities through our annual incentive program that are directly linked to corporate performance goals that drive long-term performance; and
•	Providing long-term opportunities through equity awards granted under our long-term incentive program that align executive compensation with the creation of long-term shareholder value;
•	Provide competitive compensation opportunities that are internally equitable and linked to demonstrated achievements;
•

Promote ownership of Kohl’s stock by our senior executives through equity-based pay and share ownership requirements in order to align our executive’s economic interests with those of our shareholders; and

•	Provide a balanced compensation program which does not create risks that are reasonably likely to have a material adverse effect on our Company.

Our executive compensation program is comprised of three primary elements:

•	Base salary;
•	Annual incentive compensation; and
•	Long-term equity-based incentive compensation.

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish our business and strategic objectives. To ensure that our pay is competitive, the Committee compares total compensation levels for our executives to pay at other retail companies of similar size. The Committee does not position executives’ target total direct compensation to a specific percentile of the market data. Instead the Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis.

Risk Assessment

Each year, we review and analyze whether our compensation plans, policies and practices create material risks to Kohl’s. As part of this annual analysis, we review all of our compensation plans, policies and practices. We also consider the potential impact of each of our compensation plans, policies and practices on all of the risk factors we have identified in our public filings. Management also engages a third party compensation consultant (who is separate and independent from the Committee’s compensation consultant) to assist in this process and give a separate risk assessment. Following these analyses, the Committee and the consultant agreed with management’s conclusion that the Company’s compensation programs do not create any risks that are reasonably likely to have a material adverse effect on the Company.

The Committee believes our compensation plans, policies and practices are designed to reward performance that contributes to overall Company performance and the achievement of long-term and short-term Company goals. These plans, policies and practices do not encourage or incentivize individuals to take actions that expose the Company to risks that are inconsistent with the Company’s strategic plan. The amount of each type of compensation awarded to or earned by our management team is determined either solely by reference to Company-wide performance (e.g., annual incentive compensation and long-term incentive awards) or a combination of Company-wide performance and individual performance (e.g., base salary increases).

Our long-term compensation is in the form of equity and the Committee has adopted share ownership guidelines, which require our NEOs to continuously own a substantial amount of equity during their employment. Equity based long-term incentives, coupled with meaningful share ownership requirements, align our executives’ long-term interests with those of our shareholders and discourage excessive risk taking intended to drive short-term results at the expense of long-term shareholder value enhancement.

We also maintain a clawback policy that enables the recapture of previously paid incentive compensation in certain circumstances involving a financial restatement. The Committee believes our long-term incentive program motivates and rewards our executives for decisions that may not produce short-term results but will likely have a positive long-term effect, such as those related to investments in our infrastructure, operational excellence actions, driving traffic and increasing our market share. Importantly, our executives are not compensated for discrete transactions, decisions or other actions.

Determining Executive Compensation

Our Committee oversees the compensation programs for our directors and executive officers, including the NEOs. Those programs are implemented by management in accordance with the policies developed by the Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Compensation Committee Meetings & Advisors

The Committee meets throughout the course of each fiscal year to review issues with respect to executive compensation matters. In addition to preparation meetings and calls, the Committee met four times in fiscal 2019. Prior to each meeting, the Chairman of the Committee approves the meeting agenda created with the assistance of our General Counsel and Corporate Secretary. The Chairman may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer, Chief People Officer, General Counsel and various other executives typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During the course of each of its meetings in 2019, the Committee held executive sessions without management present to discuss executive development and succession plans and make compensation-related decisions.

As set forth in the Committee’s charter, the Committee has the authority to retain and terminate any compensation consultant or its own independent legal, accounting or other advisors in the Committee’s sole discretion. Before retaining any such advisor, the Committee reviews the independence of such advisor, taking into account all relevant factors, including the factors specified in the Commission’s rules and the New York Stock Exchange listing standards. The Committee is solely responsible for the appointment, compensation and oversight of the work performed by any such consultant or advisor. Kohl’s is committed to providing appropriate funding for the payment of reasonable compensation to any advisors retained by the Committee.

The Committee retains an independent outside compensation advisor, Steven Hall of Steven Hall & Partners (“SH&P”). Mr. Hall participates in Committee meetings as directed by the Committee Chairman. SH&P does not provide any other services to Kohl’s and Mr. Hall does not have any business or professional relationships with any member of Kohl’s management or the Committee. SH&P’s independence, proposed fees and overall engagement are reconsidered by the Committee on an annual basis.

Key Compensation Reports

While the Committee reviews and considers a wide variety of information from numerous data sources throughout the year, the Committee receives two principal reports during the course of the year related to compensation levels paid to our NEOs. The first report is a tally sheet on each NEO. The second report is a benchmarking analysis for our top executives.

Tally Sheets

At least annually, the Committee reviews tally sheets for each of our NEOs, which present a comprehensive summary of the executive’s compensation, including the following information:

•	The total compensation paid to each executive, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;
•	The fair market value of each NEO’s equity holdings and the vesting schedules for unvested equity compensation awards; and
•	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

Tally sheets provide the Committee with an overview of the overall impact of our compensation programs. They are also useful in several other ways, including informing the Committee about the relationship between different components of pay. Together with additional equity holding power reports presented to the Committee, they show the Committee the level of wealth creation available and the retention value that exists from unvested equity awards. Finally, tally sheets provide competitive context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking Analysis

Each year, SH&P presents a comprehensive benchmarking analysis comparing compensation paid to our executives with the compensation packages of executives employed by retailers with whom we compete for talent. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the senior officers against that paid by retail competitors in an effort to design the executive compensation program to result in a competitive pay package. The Committee considers whether each executive is competitively positioned relative to that market data on a case-by-case basis rather than targeting any particular percentile across all positions.

At the end of the second quarter each year, together with SH&P, the Committee performs an analysis to ensure that the peer group of companies used for compensation benchmarking purposes continues to reflect the most appropriate comparative companies. In considering which companies should be included in the Company’s peer group, the Committee considers many criteria, including the following:

•	Whether the proposed comparator company is in the same or a similar segment of the retail industry as Kohl’s;
•	Whether the proposed comparator company is similar to Kohl’s in terms of size, including revenues, total assets and market capitalization;
•	The complexity and scope of the proposed comparator company’s business;
•	The similarity of the proposed comparator company’s business model to Kohl’s business model;
•	Whether the proposed comparator company competes with Kohl’s for profits and talent; and
•	Other characteristics unique to Kohl’s or the retail industry, which could include things like growth trajectory and business strategies.

Following an extensive review of its current compensation peer group and other possible comparators, in September 2019, the Committee determined that this year’s compensation analysis would be based upon the same peer group used last year with the removal of Sears Holding Corp. due to its filing for Chapter 11 bankruptcy in 2018:

	Market Capitalization ($ Billions)*	Revenue ($ Billions)*
• Bed, Bath & Beyond Inc.	1.7	12.0
• The Gap, Inc.	7.1	16.6
• J.C Penney Company, Inc.	0.3	12.0
• L Brands, Inc.	6.2	13.2
• Macy’s, Inc.	6.4	25.7
• Nordstrom, Inc.	4.8	15.8
• Ross Stores, Inc.	34.2	15.0
• The TJX Companies, Inc.	60.1	39.0

Median	6.3	15.4
Kohl’s Corporation	8.0	20.2

*All market capitalization & revenue data is rounded. Revenues are fiscal 2018 revenues and market capitalization data was as of May 31, 2019.

As of the time it received this report, the Committee believed this peer group included retail companies with similar business concepts to ours and provided a relevant group of companies representing an appropriate range of revenue and market capitalization against which to compare our pay practices in the future.  The Committee will continue to monitor the appropriateness of our comparators and make adjustments as necessary.

We also measure our performance against a more targeted set of peers for purposes of annual performance reviews, Annual Incentive Plan awards and the vesting of certain equity-based awards. We refer to this set of peers as our “core peer group,” which the Committee determined in March 2019 should also be based upon the same core peer group as used in 2018 with one change.  Based on the Chapter 11 bankruptcy filing of Sears Holding Corp. in 2018, it was decided that Sears Holding Corp. would be replaced by Nordstrom, Inc.  As such, for 2019, this “core peer group” consisted of:

•	J.C Penney Company, Inc.;

•	Macy’s, Inc.;
•	Nordstrom, Inc.;
•	Target Corporation;
•	The Gap, Inc.;
•	The TJX Companies, Inc.; and
•	Ross Stores, Inc.

The Committee has determined that these companies compete with Kohl’s for market share in various categories of business. We use the core peer group because the Committee believes in certain instances, elements of compensation should be contingent upon our performance relative to our closest competitors. Although Target Corporation was not a part of our executive compensation benchmarking peer group because of its comparatively large revenues and market capitalization, Target continued to be a part of our core peer group for comparing operating metrics. The Committee will continue to monitor the appropriateness of this core peer group and make adjustments as necessary.

Together with and aided by SH&P, the Committee reviews numerous data sources to ensure that the most relevant compensation information available is being used in the development and administration of our compensation programs. The primary sources of industry compensation information used are our peers’ Commission filings and the Korn Ferry Retail Industry Survey.  The Committee believes that these sources of competitive compensation information are the best available at this time. The market data reviewed by the Committee in 2019 consisted of newly available data from the Korn Ferry Retail Industry Survey and information prepared by SH&P from publicly available proxy statements, Forms 8-K, and Forms 4 of our peer group companies. Additional survey data sources including the Willis Towers Watson Retail & Wholesale Survey and sources from SH&P’s survey library were also reviewed.

At a meeting in November 2019, the Committee reviewed a detailed benchmarking report prepared by SH&P. This report included detailed information on the following components of compensation for the NEOs:

•	Base Salaries;
•	Target Annual Incentives;
•	Actual Annual Incentives paid in Fiscal 2019 based on Fiscal 2018 performance;
•	Target Annual Compensation;
•	Long-Term Incentives; and
•	Target Total Compensation.

The Committee again took all of the above benchmarking data into consideration in evaluating each of the NEO’s compensation for 2019. The benchmarking data indicated that all of the NEOs’ compensation levels, including the amortized value of all outstanding equity compensation awards, were consistent with the Committee’s philosophies and objectives.

Pay-for-Performance

Pay-for-performance is a critical part of Kohl’s compensation programs. Each NEO’s performance is measured in comparison to predetermined goals. These goals are intended to be difficult to achieve, and failure to achieve them has significant consequences short and long term while success is rewarded short and long term. The effectiveness of the Committee’s goal setting has been demonstrated over the past several years as retailers such as Kohl’s faced significant structural headwinds and performance volatility:

•

Kohl’s performance in both 2017 and 2018 was very strong. In 2018, comparable sales increased 1.7% for the year on a shifted basis, on top of the 1.5% increase in 2017. Our profit margins also grew. Kohl’s sales growth compared well against that of its core peer group. As a result of this strong performance, our Annual Incentive Plan paid out at the maximum level. In 2017, our NEOs received performance ratings that entitled them to a base salary merit increase slightly above the company average. In 2018, our NEOs base salary merit increase was slightly below the company average.

•

In contrast, in 2019, we did not achieve our financial goals. Our earnings did not meet the previously established threshold levels for a payout under our Annual Incentive Plan, and no performance-based payout was made to our NEOs. In addition, all NEOs recommended to the Committee that they not be awarded their annual merit increases that would have otherwise been awarded and the Committee accepted that recommendation.

•

Viewing performance on a cumulative three year basis, fiscal 2019 performance will negatively impact the three-year financial results for the three-year performance periods of fiscal years 2018 through 2020 and fiscal years 2019 through 2021.  However, on a three-year basis, driven by Kohl’s strong performance in fiscal years 2017 and 2018, Kohl’s sales were above the cumulative three-year sales target and net income significantly exceeded the cumulative net income targets set in early 2017 for the three-year performance period of fiscal year 2017 through 2019.  As such, the PSUs granted to Mses. Gass and Chawla and Mr. Besanko in 2017 as part of our LTIP vested in 2020 at 200% of their targeted value.  Given the Company’s performance in 2019, however, the 25% modifier that could have further increased the value actually realized based on Kohl’s total shareholder return relative to a group of approximately 25 peer companies over the three-year performance period was not triggered.

The Committee believes it is important that a significant portion of our NEOs’ compensation is tied to our future performance — both on an absolute basis and relative to other companies in the retail industry — in order to maximize long-term shareholder value creation. Accordingly, the aggregate compensation paid to our NEOs is weighted towards annual and long-term incentive compensation that is based upon Kohl’s absolute and relative performance.

The Committee sets difficult goals that must be met in order for the NEOs to maximize their compensation:

•

Each year, the Committee sets individual performance criteria for each NEO.  The Committee then considers each NEO’s achievement of this criteria, along with overall market positioning, when considering base salary increases. In 2018 and 2019, these criteria again included corporate net income, total sales growth, business specific objectives and managerial criteria, such as leadership, vision and strategic planning.

•

In establishing various levels of annual incentive payout opportunities, the Committee sets goals based on the Company’s absolute performance as well as the Company’s performance relative to the performance of our core peer group.

•

Long-term equity awards are made pursuant to our LTIP. A significant portion of the awards made pursuant to the LTIP are PSUs, with vesting contingent upon attainment of company-wide cumulative financial performance goals over a three-year performance period. The number of shares earned upon vesting of the PSUs is dependent upon Kohl’s financial performance, and the number of earned shares is subject to further positive or negative adjustment based on the comparative returns to our investors over this same three year period.

•

Moreover, the value of any long-term incentive award is dependent upon the future performance of our stock price. We also maintain a clawback policy that enables the recapture of previously paid incentive compensation in certain circumstances involving a financial restatement.

The specifics of each of these performance criteria are discussed in greater detail below.

Individual roles and performance are also periodically taken into account in granting compensation increases or awards that are different than or in addition to those suggested by the guidelines. For example, annual salary increases may be adjusted based upon factors other than or in addition to an executive’s performance ratings, including, among other things, promotions, new roles and responsibilities and previous compensation increases.

Performance Evaluation Process

The Committee’s primary consideration when setting our NEOs’ compensation is each individual’s performance against pre-established performance objectives that are intended to increase long-term shareholder value. The Committee uses a disciplined process to assess performance. This detailed process attempts to ensure that we reward and retain top talent while aligning our executives’ interests with those of our shareholders.

Each NEO’s performance is assessed on a three-point scale. During the evaluation process, points are awarded to the NEOs for each of their pre-established performance objectives based upon actual corporate performance and their individual performance with respect to the individual objectives. The maximum number of points that can be awarded with respect to each performance objective is based on the pre-established weighting of that performance objective. The total points awarded to the NEO equals the sum of the points awarded based on actual performance relative to each of the individual’s performance objectives. Depending on the total points awarded, the NEOs may receive one of three ratings: (1) inconsistently meets expectations, (2) fully meets expectations, or (3) consistently exceeds expectations.

In the first quarter of each fiscal year, the Committee establishes specific performance objectives for the NEOs for that year. The objectives established by the Committee to evaluate the performance of the NEOs for fiscal years 2018 and 2019 were:

Performance Objective	CEO	NEOs
Net Income Goals	40%	30%
Total Sales Goals	40%	30%
Managerial Criteria, including leadership and vision, long-term strategic planning, succession planning, keeping the Board of Directors informed, enhancing Company diversity, and social responsibility	20%
Business Specific Objectives & Leadership		40%

As such, 80% of our CEO’s evaluation and 60% of our other NEOs’ evaluations have been tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

Specific levels of sales and net income, calculated in accordance with our Annual Incentive Plan, are established for the NEOs to achieve evaluation ratings of inconsistently meets expectations, fully meets expectations, and consistently exceeds expectations.

For the CEO’s managerial criteria, no numerical targets are established and the CEO’s actual performance is assessed with respect to the criteria as a whole. The level of the CEO’s actual performance with respect to the criteria is based on the Committee’s subjective review of the CEO’s performance. This subjective review is based on the deliberations of the Board of Directors with respect to the CEO’s performance throughout the prior year. The Committee does not necessarily attempt to identify specific contributions or achievements in making this assessment, but instead makes its determination based on the totality of these deliberations based on all available information. The judgment of individual members of the Committee may at times be influenced to a greater or lesser degree by different aspects of these deliberations.

The Committee delegates to the CEO the authority to assess the performance of the other NEOs in accordance with a pre-approved methodology. In the first quarter of each year, the Committee approves the general performance criteria and the weighting of each of the criteria that will be applied during the course of the year-end evaluations. Specific target levels for corporate performance objectives such as sales and net income are identical to those of the CEO, although the weighting of these objectives for the other NEOs differs from those of the CEO. The CEO then establishes business-specific performance objectives for each of the other NEOs. At the end of each fiscal year, the CEO assesses each executive’s performance against the pre-established objectives and recommends final performance ratings to the Committee.

CEO Performance Evaluation

In February 2020, the Committee assessed Ms. Gass’ performance against the following objectives, which had been established by the Committee in the first quarter of 2019:

Performance Objective	Inconsistently Meets Expectations	Fully Meets Expectations	Consistently Exceeds Expectations	Objective Weighting
Net Income (in millions)	<$ 776	$776 to 1,000	>$1,000	40%
Total Sales (in billions)	<$18.1	$18.1 to 19.5	>$19.5	40%
Managerial Criteria	—	—		20%

Excluding non-recurring charges, the Company’s net income in 2019 was $769 million resulting in an “Inconsistently Meets Expectations” rating. Total Sales in 2019 were $18.89 billion, which fell within the “Fully Meets Expectations” range. The Committee assessed Ms. Gass’ performance on the managerial criteria as “Fully Meets Expectations.” Overall, Ms. Gass earned a rating of “Fully Meets Expectations” for fiscal 2019.

Other NEOs

In February 2020, Ms. Gass recommended, and the Committee approved, “Fully Meets Expectations” ratings for Ms. Timm and Messrs. Howe, Gaffney and Chini.  As with Ms. Gass, each of these other NEOs received “Inconsistently Meets Expectations” ratings for the net income goals, “Fully Meets Expectations” ratings for their total sales goals and “Fully Meets Expectations” ratings for their business specific objectives and leadership goals. Collectively, this resulted in “Fully Meets Expectations” ratings.

Elements of Executive Compensation

As described above, the aggregate compensation paid to our senior officers is comprised of three primary components, each of which is directly linked to Company performance: annual incentive compensation, long-term incentive compensation and base salary (the adjustments to which are merit based). The amount of each of these compensation components is determined based largely upon corporate performance against pre-established performance goals. Additionally, individual performance factors are included in the analysis to ensure we take into account and recognize individual contributions, efforts and areas of responsibility.

The Committee believes it is important that a significant portion of our NEOs’ compensation be tied to our corporate performance in order to align the interests of our NEOs with those of our shareholders and to emphasize the importance of maximizing long-term shareholder value. Accordingly, aggregate compensation paid to our NEOs is weighted towards annual incentive and long-term incentive compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. Additionally, our NEOs’ annual salary increases are determined based in large part on Company performance. This strategy reflects the Committee’s pay-for-performance philosophy.

Salary

Salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our Company. Salaries vary depending on the executive’s experience, responsibilities, the importance of the position to the Company, and/or changes in the competitive marketplace. The Committee reviews salaries at least annually at the beginning of the fiscal year. Any increases in salary for our NEOs are based primarily upon individual performance ratings that consider the overall business targets for the Company coupled with their business specific and leadership results. To foster internal equity, base salary adjustments for the NEOs in any given year are closely aligned with adjustments given to the remainder of our management team. The Committee has the right, however, to deviate from those practices in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns.

Annual salary adjustments are closely tied to Kohl’s performance, as each NEO’s individual performance rating is heavily influenced by Kohl’s performance metrics. As detailed above, 80% of Ms. Gass’ performance rating is based upon Kohl’s net income and total sales growth. Likewise, net income and total sales growth comprise 60% of the other NEOs’ performance objectives.

In the first quarter of 2019, the Committee established a merit increase opportunity grid for the NEOs. This grid tied merit increase opportunities to each executive’s individual performance as determined through the performance evaluation process and the budgeted percentage merit increase for Kohl’s entire management team as follows:

	Inconsistently Meets Expectations	Fully Meets Expectations	Consistently Exceeds Expectations
Base Salary Increase as a Percent of Budgeted Increase for All Exempt Associates	0%	75%	133%
Example:
Increase Assuming 3% Budgeted for All Exempt Associates	0%	2.25%	3.99%

For this year, based on Kohl’s fiscal 2019 financial performance and individual performance review scores assigned in the performance evaluation process, the NEOs could have been eligible for a 2.25% increase in base salary.  However, as noted above, all NEOs recommended that the Committee not award them annual merit increases that would have otherwise been awarded this year based on the Company’s performance.

Annual Incentive Compensation

The purpose of our Annual Incentive Plan is to provide eligible executives, including the NEOs, with a financial incentive that encourages them to perform in a manner which will enable Kohl’s to meet or exceed its financial plans each fiscal year. In order for bonuses to be granted at threshold levels or higher under the Annual Incentive Plan, Kohl’s performance for a fiscal year must equal or exceed financial goals established by the Committee at the beginning of the year. The Committee directly ties the amount of such awards to various financial performance levels, providing incentives to our executives to maximize long-term shareholder value. These annual bonus targets reflect our financial goals and strategic plan for the fiscal year. For example, for 2019, bonus tiers were again established based upon Kohl’s achievement of various levels of net income for the year. The threshold tier required we achieve an acceptable but reasonably attainable level of net income, based on our business plans. The Committee considers the top tier a significant and meaningful challenge to the management team to increase our earnings.

For purposes of determining whether net income targets have been achieved, the Committee may, in the Committee’s reasonable discretion, adjust Kohl’s reported net income to exclude the effects of:

•	discontinued operations;
•	restructurings;
•	acquisitions or divestitures of any division, business segment, subsidiary or affiliate;
•	acquisitions or divestitures of assets that are significant otherwise than in the ordinary course of business;
•	other unusual or non-recurring items;
•	impairment charges; and
•	the cumulative effect of tax or accounting changes as determined in the Committee’s reasonable discretion.

For both 2018 and 2019, the Committee had also determined at the time it set the financial targets that if Kohl’s did not achieve the pre-established threshold performance levels in those years, a bonus at the lowest end of the range for annual incentive opportunities would still be payable to NEOs and other Kohl’s managers if Kohl’s sales performance for the year exceeds that of a “peer performance index.” In both years, the group of “peer” retailers used for comparison purposes was the core peer group described above. The index was the blended performance of this core peer group, calculated as a weighted average of each peer group member’s growth in total domestic revenue.

Following the Committee’s certification of the Company’s year-end results, Annual Incentive Plan participants are granted a bonus, if earned, based on a percentage of their base pay. The earned percentage is based upon Kohl’s financial performance and each participant’s level within the organization.

Committee Decisions and Analysis

Fiscal 2019 Actions

In February 2019, the Committee assessed Kohl’s performance against the 2018 Annual Incentive Plan targets previously disclosed. The Committee certified that Kohl’s fiscal 2018 net income, excluding the impacts of the non-recurring charges, would be in excess of the $919 million required for the NEOs to earn a top tier incentive payment. Accordingly, as previously disclosed, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

	Annual Incentive Plan Payout as a Percentage of Base Salary	Annual Incentive Plan Payout
Ms. Gass	250%	$3,500,000
Ms. Chawla	225%	$2,700,000
Mr. Howe(1)	200%	$1,900,000
Mr. Besanko	200%	$1,827,000
(1)

On May 14, 2018, Mr. Howe became Kohl’s Chief Merchandising Officer. Pursuant to the terms of his offer of employment, Mr. Howe was entitled to a non-prorated Annual Incentive Plan payout in 2019, based on Kohl’s 2018 performance.

In the first quarter of fiscal 2019, the Committee established the following performance goals and award opportunities for fiscal 2019 under the Annual Incentive Plan:

	Peer Performance Index Tier(1)	Threshold Tier	Top Tier
Net Income Goal (in millions)	Below $880	$880	$1,000
Sales Goal	Total Sales Beat Peer Performance Index	N/A	N/A
Award Opportunity (as a percent of base salary)
Ms. Gass	40%	65%	250%
Ms. Chawla	35%	60%	225%
Mr. Besanko	30%	55%	200%
Mr. Howe	30%	55%	200%
Mr. Chini	25%	40%	150%
Ms. Timm(2)	25%	40%	150%
(1)	Assumes Kohl’s reported total sales performance exceeded that of the peer performance index.
(2)

In connection with her promotion effective November 1, 2019, Ms. Timm was eligible to participate in the Kohl’s Annual Incentive Plan at a pro-rated Senior Executive Vice President level based on a combination of the payout levels for her previous Executive Vice President role and new Senior Executive Vice President role, based on the number of days in each role.

Fiscal 2020 Actions

In February 2020, the Committee assessed Kohl’s performance against the 2019 Annual Incentive Plan targets set forth above. Kohl’s 2019 net income fell below the $880 million required for the NEOs to earn a threshold tier incentive payment and Kohl’s sales performance for the year did not exceed that of the “peer performance index.” Accordingly, the Committee did not approve any Annual Incentive Plan payouts to the NEOs with the exception of the $880,000 bonus that was previously guaranteed to Mr. Gaffney in connection with his recruitment to Kohl’s.

Long-Term Compensation

The Committee grants long-term compensation awards to our NEOs under our 2017 Long-Term Compensation Plan to reward past performance, create an incentive for future performance, and create a retention incentive. The Committee has the flexibility to choose among a number of forms of long-term equity incentive awards available pursuant to the Long-Term Compensation Plans, including stock options, stock appreciation rights, stock awards, performance units, performance shares, and other incentive awards.

Long-term equity incentive awards to our NEOs are typically set and considered on an annual basis. In 2014, the Committee adopted the Company’s LTIP for its most senior executives. The LTIP is intended to achieve the Committee’s goals of, among other things, improving the efficiency of long-term equity incentive awards and driving our senior leaders to deliver increased sales and profitability. Under the LTIP, annual long-term equity incentive awards are intended typically to be a blend of PSUs which will vest in an amount contingent upon the achievement of multi-year financial performance goals and time-vested restricted stock which will vest over a multi-year period. As described below, PSU awards are also subject to a modifier that can increase or decrease the value actually realized by the recipient based on Kohl’s total shareholder return relative to a group of peer companies over the performance period. In accordance with our “pay for performance” philosophy described above, the blend of awards under the LTIP is intended typically to be weighted more heavily to PSUs.

Other long-term equity incentive awards are granted to our NEOs from time to time, such as in conjunction with their initial hiring as we did for Mr. Gaffney; upon their promotions or assumption of additional responsibilities as we did with Ms. Timm; to recognize exemplary performance; or to encourage retention.

On a quarterly basis, the Committee reviews our share overhang (the grants outstanding, plus remaining equity that may be granted, as a percentage of our total outstanding shares) and our run rate (the number of award shares granted each year as a percentage of our total outstanding shares) to monitor how our pool of shareholder-approved equity award shares is being utilized.

Committee Decisions and Analysis

Awards Granted Based on 2017-2019 Performance

The Committee granted long-term equity incentive awards to the NEOs pursuant to the LTIP. These awards were comprised of a blend of:

•

60% PSUs, vesting in an amount contingent on the Company’s cumulative net income and cumulative sales, equally weighted, over a three-year performance period from fiscal 2017 through fiscal 2019, with target-level payouts only occurring if we achieved the levels set forth in our 3-Year Financial Plan; and

•	40% time-vested restricted stock that vests in four equal installments on the first through fourth anniversaries of the date of grant.

For the 2017-2019 LTIP grant, the Committee approved the following grant date dollar value of awards for our NEOs (assuming achievement of “target” levels of performance under the PSUs for the 2017-2019 performance period):

Grant Date Target Dollar Value of LTIP Awards(1)
Ms. Gass and Ms. Chawla (annual grant)	$1,750,000
Ms. Gass (promotional grant)(2)	$6,000,000
Mr. Besanko (new hire grant) (3)	$1,750,000
(1)	The ultimate value of these awards is dependent upon Kohl’s actual performance for the 2017-2019 performance period and the market value of Kohl’s stock at the time of vesting.
(2)	In conjunction with her promotion to Chief Executive Officer-elect, on September 25, 2017, Ms. Gass received an additional 2017-2019 LTIP award with a grant date value of $6,000,000.
(3)	Pursuant to the terms of his offer of employment, on August 15, 2017, Mr. Besanko received a 2017-2019 LTIP award with a grant date value of $1,750,000

Sixty percent of the aggregate grant date dollar value of the 2017-2019 LTIP grants was in the form of PSUs. The number of units actually earned was dependent upon Kohl’s actual performance over the three year fiscal 2017-2019 performance period. Upon achievement of the predetermined “target” level of performance, the executive officers would receive 100% of the PSUs awarded. At the “threshold” level of performance, 50% of the PSUs would be earned and at the “maximum” level, 200% of the PSUs would be earned. In the event performance did not meet threshold levels, then none of the PSUs would have been earned. The specific performance objectives for the 2017-2019 LTIP were established with target-level payouts only occurring if Kohl’s achieved the sales and net income levels set forth in our 3-Year Financial Plan for 2017-2019 as follows:

	Weighting	Threshold Level	Target Level	Maximum Level
Cumulative 3-Year Sales Goal (in billions)	50%	$51.68	$54.98	$56.63
Percent of PSUs Earned Upon Attainment of Indicated Level(1)		50%	100%	200%
Cumulative 3-Year Net Income Goal (in millions)	50%	$1,250	$ 1,560	$ 1,780
Percent of PSUs Earned Upon Attainment of Indicated Level(1)		50%	100%	200%
(1)	Straight-line interpolation applies to performance levels between those shown.

In addition to amount-specific sales and earnings targets, the Committee added a “Peer Performance Index” feature to the 2017-2019 LTIP. If Threshold levels of either Sales or Net Income are not achieved, a Threshold (minimum) level Peer Performance Index payout will be made with respect to the Sales and/or Net Income performance objectives if Kohl’s beats the respective Peer Performance Index comparing the Company’s performance to that of a weighted average of the Company’s core peer group. The core peer group and respective weightings are the same as those used to determine payouts below threshold performance under the Annual Incentive Plan for that year.

The number of shares that could have been earned upon vesting of the PSUs was also subject to a modifier that could increase or decrease the value actually realized by the recipient based on Kohl’s total shareholder return relative to a group of approximately 25 peer companies over the three-year performance period. These peer companies were used as a comparator group because they were also used for benchmarking compensation as a part of the Korn Ferry custom data. If Kohl’s relative total shareholder return was in the top quartile of the peer group, then the PSUs earned in accordance with the preceding paragraph would have increased by 25%. Conversely, if Kohl’s relative total shareholder return was in the bottom quartile, then the PSUs earned would have been reduced by 25%. There would have been no adjustment if our total shareholder return was in the second or third quartile.

In February 2020, the Committee determined and certified that Kohl’s cumulative sales over the 3-year 2017-2019 performance period were $57,088 million and that our cumulative adjusted net income over the 3-year performance period was $2,462 million, exclusive of certain non-recurring charges. This resulted in the NEOs earning 200% of their respective target 2017-2019 LTIP PSUs as follows:

	Number of PSUs Earned for 2017-2019 Performance Period(1)	Certification Date Value of PSUs Earned For 2017-2019 Performance Period
Ms. Gass	208,045	$7,997,250
Ms. Chawla	59,247	$2,277,455
Mr. Besanko	52,750	$2,027,710
(1)	The number of PSUs earned includes shares credited as dividend equivalents on the final award.

Awards Granted Based on 2019-2021 Performance

In the first quarter of fiscal 2019, the Committee again granted long-term equity incentive awards to the NEOs pursuant to the LTIP. The features of these awards were substantially the same as those described above with respect to the 2017-2019 LTIP, but the performance period was fiscal years 2019 through 2021, and the specific sales and earnings targets were based upon our 3-Year Plan for those years, which will be disclosed after the performance period has completed and we disclose what the NEOs earned under the awards.

For the 2019-2021 LTIP grant, the Committee approved the following grant date dollar value of awards (assuming achievement of “target” levels of performance under the PSUs for the 2019-2021 performance period):

Grant Date Target Dollar Value of LTIP Awards(1)
Ms. Gass	$7,250,000
Ms. Chawla	$3,000,000
Mr. Besanko	$1,750,000
Mr. Howe	$1,750,000
Mr. Chini	$1,250,000
Ms. Timm(2)	$ 660,000
Mr. Gaffney(3)	$ 625,000
(1)	The ultimate value of these awards is dependent upon Kohl’s actual performance for the 2019-20201 performance period and the market value of Kohl’s stock at the time of vesting.
(2)	These awards were granted to Ms. Timm prior to her becoming a NEO, but are subject to the same terms as applicable to the other NEOs.
(3)	Pursuant to the terms of his offer of employment, on October 15, 2019, Mr. Gaffney received a pro-rated 2019-2021 LTIP grant with a grant date dollar value of $625,000.

Other Long-Term Equity Awards Granted to the NEOs in Fiscal 2019

Pursuant to the terms of his offer of employment, on October 15, 2019, Mr. Gaffney received an award of restricted shares with a grant date value of $3,000,000. These restricted shares will vest in 3 installments – 60% on the first anniversary of the grant date, 20% on the second anniversary of the grant date and 20% on the third anniversary of the grant date, all contingent on his continued employment by Kohl’s on each vesting date.

In conjunction with her promotion to Senior Executive Vice President, Chief Financial Officer, on December 13, 2019, Ms. Timm received an award of restricted shares with a grant date value of $3,000,000, vesting in five equal annual installments on the first through fifth anniversaries of the grant date, all contingent on her continued employment by Kohl’s on each vesting date.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports recruitment and retention of key talent. These include automobile expense reimbursement, with no fixed limit for Ms. Gass and Mr. Howe and $18,000 per year for Senior Executive Vice Presidents; personal financial advisory services having an annual value of up to $3,500 for Ms. Gass and Mr. Howe and tax-related advisory services with no fixed limit for Ms. Gass and Mr. Howe and $1,000 for per year for Senior Executive Vice Presidents; a supplemental health care plan, covering up to $50,000 for Ms. Gass and Mr. Howe and $25,000 for Senior Executive Vice Presidents for medical expenses not covered by insurance; and supplemental Company-paid life and disability insurance coverage. As Chief Executive Officer, Ms. Gass is permitted to use the Company’s aircraft for personal flights as well as business flights. This benefit increases the safety and efficiency of Ms. Gass’ travel. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 425 eligible executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Stock Ownership Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Our executive stock ownership guidelines require our CEO to maintain ownership equal to five times her base salary. The other NEOs and all Senior Executive Vice Presidents are required to maintain Kohl’s stock ownership that is equal to three times their base salary. Executive Vice Presidents are required to maintain stock ownership that is equal to their base salary. Each executive has five years from the time the executive becomes subject to the particular requirement to comply. For the purposes of calculating stock ownership, the Committee will not consider vested or unvested stock options, but will consider shares of Kohl’s common stock owned outright, unvested time-based restricted stock and PSUs. All of the NEOs, as well as each of our Executive Vice Presidents, were in compliance with these guidelines as of the end of fiscal 2019.

From time to time, our NEOs will engage in sales of Kohl’s common stock in accordance with our executive stock ownership guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by our General Counsel and the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

All Kohl’s associates, including our executives, and Directors are also prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1 million paid to “covered employees,” in any fiscal year. By definition, our “covered employees” previously included our CEO and the three other most highly compensated NEOs employed at the end of the year (other than our Chief Financial Officer). However, Section 162(m) previously provided that qualifying performance-based compensation would not be subject to the deduction limit if certain requirements were met.

While the Committee did not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m), the Committee considered the impact of Section 162(m) in setting and determining executive compensation because it was focused on the net cost of executive compensation to Kohl’s. Kohl’s compensation program was generally designed with the intention that compensation paid in various forms may be eligible to qualify for deductibility under Section 162(m), but in order to maintain flexibility in rewarding individual performance and contributions, the Committee would not limit all the amounts paid under all of our compensation programs to just those that qualify for tax deductibility. Where compensation was awarded in excess of the limits established by Section 162(m), the Committee encouraged, but did not require, deferral of such excess amounts by the officer.

Under the Tax Act, effective for our fiscal 2018, the exception under Section 162(m) for performance-based compensation is no longer available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, “covered employees” has been expanded to include our Chief Financial Officer, and once one of our NEOs is considered a covered employee, the NEO will remain a covered employee so long as he or she receives any compensation from us.

 SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2019 of those persons who were at February 1, 2020: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers.  For the reasons stated above, this table also includes Mr. Besanko, our former Chief Financial Officer, and Ms. Chawla, our former President.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(3)	All Other Compen- sation(9)	Total
Michelle Gass	2019	$1,426,250	—	$7,250,009(4)	—	$ 0	—	$ 307,133	$8,983,392
Chief Executive Officer	2018	1,400,000	—	7,249,982	—	3,500,000	—	190,463	12,340,445
	2017	1,224,932	—	7,750,028	—	3,500,000	—	108,608	12,583,568
Jill Timm(5)	2019	$ 627,083	—	$3,660,006(4)	—	$ 0	—	$ 67,932	$4,355,021
Chief Financial Officer
Doug Howe	2019	$ 974,969	—	$1,750,029(4)	—	$ 0	—	$ 330,731	$3,055,729
Chief Merchandising Officer	2018	672,917	$ 250,000	5,749,963	—	1,900,000	—	122,747	8,695,627
Paul Gaffney(6)	2019	$ 300,000	$ 750,000	$3,624,974(4)	—	$ 880,000	—	$ 70,469	$5,625,443
Chief Technology Officer
Marc Chini	2019	$ 750,000	—	$1,250,032(4)	—	$ 0	—	$ 604,302	$2,604,334
Chief People Officer
Bruce Besanko(7)	2019	$ 930,628	—	$1,750,029(4)	—	$ 0	—	$4,452,026	$7,132,683
Former Chief Financial Officer	2018	911,250	—	1,750,037	—	1,827,000	—	106,401	4,594,688
	2017	506,250	250,000	5,749,980	—	1,800,000	—	117,671	8,423,901
Sona Chawla(8)	2019	$ 877,406	—	$3,000,061(4)	—	$ 0	—	$1,326,185	$5,203,652
Former President	2018	1,200,000	—	3,000,052	—	2,700,000	—	105,077	7,005,129
	2017	1,154,099	—	4,750,021	—	2,700,000	—	107,612	8,711,732

(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2019, 2018 and 2017, computed in accordance with FASB ASC Topic 718. See Note 6 to our fiscal 2019 audited financial statements included in our Annual Report on Form 10-K for additional details.

(2)	The amounts shown represent incentive payments awarded under our Annual Incentive Plan based on our performance during the year indicated, but actually paid in the following year.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)

Includes the aggregate grant date fair value of performance share units that could be earned pursuant to the 2019-2021 LTIP grant based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on our financial performance in fiscal years 2019-2021 and are subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period, as described more fully in Compensation Discussion & Analysis. The range of potential payments under the awards is set forth below.

	Amount Reported	Other Possible Amounts
	(Target)	Minimum	Threshold	Maximum
Michelle Gass	$4,350,015	$0	$1,631,256	$10,875,038
Jill Timm	$ 395,991	$0	$ 148,497	$ 989,978
Doug Howe	$1,050,014	$0	$ 393,755	$ 2,625,035
Paul Gaffney	$ 374,980	$0	$ 140,618	$ 937,451
Marc Chini	$ 750,021	$0	$ 281,258	$ 1,875,052
Bruce Besanko	$1,050,014	$0	$ 393,755	$ 2,625,035
Sona Chawla	$1,800,035	$0	$ 675,013	$ 4,500,087

(5)

Ms. Timm was promoted to Senior Executive Vice President, Chief Financial Officer on November 1, 2019. Pursuant to her initial offer letter, she received restricted stock with a grant date value of $3.0 million.

(6)

Mr. Gaffney joined Kohl’s on September 16, 2019. Pursuant to his initial offer letter, he received $750,000 intended as a signing incentive and to offset any relocation expenses not covered by the relocation policy and other obligations. He also received restricted stock with a grant date value of $3.25 million and performance share units with a grant date value of $375,000.

(7)	In connection with his departure, Mr. Besanko forfeited a portion of the stock awards granted to him in 2019, as described in further detail in the Grant of Plan-Based Awards Table below.
(8)	In connection with her departure, Ms. Chawla forfeited a portion of the stock awards granted to her in 2019, as described in further detail in the Grant of Plan-Based Awards Table below.

(9)     A detailed breakdown of “All Other Compensation” is provided in the table below.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long-Term Disability and Accidental Death and Dismemberment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Relocation and Travel Expense Reimburse- ment	Supplemental Health Care Coverage(a)	Utilization of Company- Owned Aircraft(b)	Post-Employment Contractual Benefits(c)	Total
Michelle Gass	$14,000	$15,466	$8,700	$21,477	—	$50,000	$197,490	—	$307,133
Jill Timm	10,771	14,161	—	18,000	—	25,000	—	—	67,932
Doug Howe	14,000	13,402	29,490	20,070	$203,769	50,000	—	—	330,731
Paul Gaffney	—	1,994	—	6,750	36,725	25,000	—	—	70,469
Marc Chini	9,375	12,898	1,000	18,000	538,029	25,000	—	—	604,302
Bruce Besanko	14,000	13,559	15,250	21,111	330,349	50,000	—	$4,007,757	4,452,026
Sona Chawla	14,000	18,691	6,960	9,534	—	50,000	—	1,227,000	1,326,185

(a)

Amounts shown are coverage limits. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

(b)

Amounts shown are the incremental costs of personal use of Kohl’s-owned or chartered aircraft, and are based on either actual charter expense or, with respect to Kohl’s-owned aircraft utilization, the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies.

(c)	As described below in the section captioned “Potential Payments Upon Termination or Change of Control.”

GRANTS OF PLAN-BASED AWARDS IN 2019

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Michelle Gass		$0	$2,505,125	$3,578,750	—	—	—	—	—	—	—
	03/25/2019	—	—	—	21,615	57,639	144,098	—	—	—	$4,350,015
	03/25/2019	—	—	—	—	—	—	42,194	—	—	2,899,994
Jill Timm		$0	$641,758	$902,198	—	—	—	—	—	—	—
	03/25/2019	—	—	—	1,968	5,247	13,118	—	—	—	$ 395,991
	03/25/2019	—	—	—	—	—	—	3,841	—	—	263,992
	12/13/2019	—	—	—	—	—	—	62,138			3,000,023(5)
Doug Howe		$0	$1,500,000	$2,000,000	—	—	—	—	—	—	—
	03/25/2019	—	—	—	5,217	13,913	34,783	—	—	—	$1,050,014
	03/25/2019	—	—	—	—	—	—	10,185	—	—	700,015
Paul Gaffney		$880,000	$880,000	$1,200,000	—	—	—	—	—	—	—
	10/15/2019	—	—	—	2,561	6,829	17,073	—	—	—	$ 374,980(6)
	10/15/2019	—	—	—	—	—	—	63,168	—	—	3,249,994(6)
Marc Chini		$0	$825,000	$1,125,000	—	—	—	—	—	—	—
	03/25/2019	—	—	—	3,727	9,938	24,845	—	—	—	$ 750,021
	03/25/2019	—	—	—	—	—	—	7,275	—	—	500,011
Bruce Besanko(7)		$0	$1,401,081	$1,868,108	—	—	—	—	—	—	—
	03/25/2019	—	—	—	5,217	13,913	34,783	—	—	—	$1,050,014
	03/25/2019	—	—	—	—	—	—	10,185	—	—	700,015
Sona Chawla(8)		$0	$1,993,875	$2,760,750	—	—	—	—	—	—	—
	03/25/2019	—	—	—	8,944	23,851	59,628	—	—	—	$1,800,035
	03/25/2019	—	—	—	—	—	—	17,460	—	—	1,200,026
(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Annual Incentive Plan with respect to fiscal 2019 performance. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding actual 2019 awards can be found in the Compensation Discussion & Analysis.

(2)

Represents range of performance share units that could be earned pursuant to the 2019 — 2021 LTIP grants made under our 2017 Long-Term Compensation Plan. The actual number of performance share units earned is dependent upon Kohl’s cumulative sales and net income during the three-year performance period, and range from 0% to 200% of the target amount and is subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period. See the Compensation Discussion & Analysis for a more detailed description of the performance measures.

(3)	Includes restricted stock awarded under our 2017 Long-Term Compensation Plan. See the Compensation Discussion & Analysis for more detail on grants of restricted stock.
(4)

Amounts shown represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. See Note 6 to our fiscal 2019 audited financial statements included in our Annual Report on Form 10-K for additional details.

(5)

Ms. Timm was promoted to Senior Executive Vice President, Chief Financial Officer on November 1, 2019. Pursuant to her initial offer letter, she received restricted stock with a grant date value of $3.0 million.

(6)

Mr. Gaffney joined Kohl’s on September 16, 2019. Pursuant to his initial offer letter, he received restricted stock with a grant date value of $3.25 million and performance share units with a grant date value of $375,000.

(7)	In connection with his departure, Mr. Besanko forfeited his performance share units from the 2019-2021 LTIP grant and one-fourth of the restricted stock grant awarded to him in 2019.
(8)

In connection with her departure, Ms. Chawla forfeited a pro rata portion of her performance share units from the 2019-2021 LTIP grant, based on the remainder of the performance period between the date of her departure and the end of such performance period, and three-fourths of the restricted stock grant awarded to her in 2019.

We are currently authorized to issue equity awards under our 2017 Long-Term Compensation Plan. Awards under our 2017 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares. Our executives do not participate in any other long- or short-term equity incentive plans.

Employment and Executive Compensation Agreements

We have employment agreements with Mses. Gass and Chawla and Messrs. Besanko and Howe. Ms. Chawla’s and Mr. Besanko’s employment agreements terminated upon each executive’s termination of employment in October and February, respectively. The employment agreements include the following terms:

•      the term of each agreement is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•      each executive shall receive an annual base salary, which, as of February 1, 2020, was $1,431,500 for Ms. Gass,  $1,000,000 for Mr. Howe, and was $1,227,000 and $934,054 for Ms. Chawla and Mr. Besanko, respectively, as of the date of their termination of employment; and

•      the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control.”

We have executive compensation agreements with Ms. Timm and Messrs. Gaffney and Chini.  These agreements do not have a term, but provide that the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to unvested restricted stock awards and performance share units that had not been earned or vested as of February 1, 2020. There were no outstanding options to purchase our common stock at February 1, 2020.

	Stock Awards(1)				Equity Incentive Plan Awards(3)
	Number of Shares of Stock That Have Not Vested	Vesting Schedule		Market Value of Shares of Stock That Have Not Vested(2)	Number of Units of Stock That Have Not Vested	Vesting Schedule		Market Value of Units of Stock That Have Not Vested(2)
		Annual Award Vesting	Future Vesting Date(s)			Scheduled Vesting Date	Perfor- mance Period
Michelle Gass	4,440	25%	March 28, 2020	$ 189,810	208,045	March 3, 2020	2017-2019	$ 8,893,924(A)
	10,538	25%	March 27, 2020, 2021	$ 450,500	163,687	March 2021	2018-2020	$ 6,997,619(M)
	28,568	25%	September 25, 2020, 2021	$ 1,221,282	60,039	March 2022	2019-2021	$ 2,566,667(T)
	36,788	25%	March 26, 2020, 2021, 2022	$ 1,572,687
	43,951	25%	March 25, 2020, 2021, 2022, 2023	$ 1,878,905
Jill Timm(4)	676	20%	March 30, 2020	$ 28,899	15,457	March 2021	2018-2020	$ 660,787(M)
	445	25%	March 28, 2020	$ 19,024	5,466	March 2022	2019-2021	$ 233,672(T)
	2,802	20%	March 28, 2020, 2021	$ 119,786
	5,420	20%	March 27, 2020, 2021, 2022	$ 231,705
	4,141	20%	March 26, 2020, 2021, 2022, 2023	$ 177,028
	3,381	25%	May 15, 2020, 2021, 2022	$ 144,538
	11,607	20%	May 15, 2020, 2021, 2022, 2023	$ 496,199
	4,001	25%	March 25, 2020, 2021, 2022, 2023	$ 171,043
	62,138	20%	December 13, 2020, 2021, 2022, 2023, 2024	$ 2,656,400
Doug Howe	38,550	33%	June 15, 2020, 2021	$ 1,648,013	33,315	March 2021	2018-2020	$ 1,424,216(M)
	7,590	25%	June 15, 2020, 2021, 2022	$ 324,473	14,493	March 2022	2019-2021	$ 619,576(T)
	10,610	25%	March 25, 2020, 2021, 2022, 2023	$ 453,578
Paul Gaffney(5)	59,079		October 15, 2020, 2021, 2022(6)	$ 2,525,627	6,920	March 2022	2019-2021	$ 295,830(T)
	4,924	25%	October 15, 2020, 2021, 2022, 2023	$ 210,501
Marc Chini	3,220	25%	December 14, 2020, 2021, 2022	$ 137,655	13,940	March 2021	2018-2020	$ 595,935(M)
	17,170		December 14, 2020, 2021(7)	$ 734,018	10,352	March 2022	2019-2021	$ 442,548(T)
	7,578	25%	March 25, 2020, 2021, 2022, 2023	$ 323,960
Bruce Besanko(8)					52,750	March 3, 2020	2017-2019	$ 2,255,063(A)
Sona Chawla(9)					59,247	March 3, 2020	2017-2019	$ 2,532,809(A)
					60,209	March 2021	2018-2020	$ 2,573,935(M)
					13,804	March 2022	2019-2021	$ 590,121(T)

(1)	Includes accrued but unvested dividend equivalent shares.
(2)	Based upon the $42.75 price of our common stock on February 1, 2020.
(3)

The units reported in this column represent potentially issuable shares pursuant to performance share units granted under the company’s LTIP. The performance share units are scheduled to vest on the annual dates listed. The number of shares that will actually become issuable is contingent upon Kohl’s cumulative sales and net income performance in relation to pre-established performance hurdles during the respective performance period. The number of units reported in this column assumes Kohl’s achieves cumulative net income and sales levels required for a payout at the noted level.

(4)

Ms. Timm was promoted to Senior Executive Vice President, Chief Financial Officer on November 1, 2019. Pursuant to her initial offer letter, she received restricted stock with a grant date value of $3.0 million.

(5)

Mr. Gaffney joined Kohl’s on September 16, 2019. Pursuant to his initial offer letter, he received restricted stock with a grant date value of $3.25 million and performance share units with a grant date value of $375,000.

(6)	Award vests 60% in 2020, and 20% in 2021 and 2022.

(7) Award vests 30% in 2020 and 20% in 2021.

(A)	Reflects payout at “Actual”
(M)	Reflects payout at “Maximum”
(T)	Reflects payout at “Target”

OPTION EXERCISES AND STOCK VESTED IN 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michelle Gass	—	—	67,785	$4,322,238
Jill Timm	—	—	21,060	$1,403,374
Doug Howe	—	—	21,234	$1,013,821
Paul Gaffney	—	—	—	—
Marc Chini	—	—	18,242	$881,308
Bruce Besanko	—	—	103,743	$4,628,027
Sona Chawla	—	—	149,662	$8,225,091

(1)	Includes 50,422 shares with a value realized on vesting of $2,155,541 which vested on February 1, 2020 per the terms of Mr. Besanko's Employment Agreement dated July 10, 2017.
(2)	Includes 70,333 shares with a value realized on vesting of $3,591,203 which vested on October 18, 2019 per the terms of Ms. Chawla's Employment Agreement dated September 25, 2017.

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or Directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans and a retiree health plan for certain former principal officers. Approximately 425 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and bonuses. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Michelle Gass	—	—	—	—	—
Jill Timm	—	—	—	—	—
Doug Howe	—	—	—	—	—
Paul Gaffney	—	—	—	—	—
Marc Chini	—	—	—	—	—
Bruce Besanko	$110,305	—	$ 18,386	—	$220,965
Sona Chawla	—	—	—	—	—
(1)	Executive contributions are included as compensation in the Summary Compensation Table in the year contributed. Earnings on account balances are not included in the Summary Compensation Table.
(2)	Included in the Aggregate Balance are executive contributions which were previously reported in the Summary Compensation Table in either 2019 or prior totaling $203,181 for Mr. Besanko.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of their employment or a change of control of Kohl’s, our NEOs will be entitled (and in the case of Ms. Chawla and Mr. Besanko, were entitled) to various payments and other benefits pursuant to their respective Employment Agreements or Executive Compensation Agreements, our 2010 Long-Term Compensation Plan, our 2017 Long-Term Compensation Plan, our Annual Incentive Plan, and our associate merchandise discount program. These payments and benefits are described below.

Ms. Gass

Employment Agreement

Ms. Gass is party to an amended and restated employment agreement which provides the following payments and other benefits upon her termination of employment or upon a change of control of Kohl’s:

•	If her employment is terminated by us for cause, due to our non-renewal of her employment agreement, or if she voluntarily resigns, she will not receive any severance payments;
•	If her employment is terminated either upon death or disability:
•

she or her estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•

she or her estate is entitled to receive severance in the amount of one half of her then annual base salary, payable over one year in the event of her death, and over six months in the event of her disability; and

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits until she becomes eligible for such benefits with a new employer.

•

If she terminates employment as a result of a material reduction in her job status or scope of responsibilities (i.e., for “good reason”), or if we terminate her employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), she will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:
•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus
•	an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years;
•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits until she becomes eligible for such benefits with a new employer; and

•	outplacement services of up to $20,000.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Ms. Gass’ employment is terminated by us without cause during the term of the agreement or by her for “good reason,” she will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to her over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:
•	an amount equal to her aggregate base salary for the remaining term of her agreement, but not more than 2.9 years; plus
•

an amount equal to the average of the bonus awards made to her under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of her agreement, but not more than 2.9 years;

•

she and her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided she (or her eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•	Ms. Gass’ employment agreement does not provide a tax gross up.
•	Following her termination, she will be prohibited from competing with us for a period of one year.
•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon her execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For restricted stock awarded to Ms. Gass under the terms of our 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if she terminates employment, within six months prior to or twelve months following a “change of control,” as a result of her termination for “good reason” or if her employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If Ms. Gass terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any restricted stock awarded to Ms. Gass, if she terminates employment for “good reason” or if we terminate her employment without cause during the term of her employment agreement, the restricted stock that would have vested during the three-year period following termination of her employment will vest. Upon her death while employed by us or her termination due to disability, all of her outstanding restricted stock would immediately vest.

Pursuant to the terms of our performance share unit award agreements, upon termination of Ms. Gass’ employment due to a disability, she will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of her employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), she would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months she was employed during the performance period. If her employment is terminated upon her death, such performance share units shall vest at the target amount.

Non-Contractual Benefit Upon Retirement

In addition to Ms. Gass’ contractual benefits, upon her retirement (i.e., age 55 and ten years of service), she will be entitled to participate for her lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Ms. Gass

The following table shows the potential payments to Ms. Gass upon termination of her employment. Also shown is the value of Ms. Gass’ performance share units and restricted stock that would vest upon certain terminations of Ms. Gass’ employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2020 employment termination date and do not reflect salary accrued as of that date. Also assumed is a February 1, 2020 effective date of a “change of control” and a $42.75 “change of control price” of our common stock, which was the February 1, 2020 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan and 2017 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$4,151,350	$4,151,350	$715,750	$715,750

Severance Payment — Bonus Payments	—	—	$ 2,444,983	$ 7,090,452	—	—

Pro Rated Bonus(1)	—	—	$0	$ 2,444,983	$ 2,444,983	$ 2,444,983

Outplacement	—	—	$ 20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$ 4,843,457	$ 5,313,184	$ 5,313,184	$ 5,313,184

Value of Accelerated Performance Share Units(3)	—	—	—	$9,812,707	$18,458,210	$9,812,707

TOTAL	—	—	$11,459,791	$28,832,676	$26,932,127	$18,286,624
(1)

In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. As described above, Ms. Gass did not earn a bonus for Fiscal 2019 based on company performance.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on actual performance for the 2017 award, maximum performance for the 2018 award, and target performance for the 2019 award. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Mr. Howe

Employment Agreement

Mr. Howe is party to an employment agreement which provides the following payments and other benefits upon his termination of employment or upon a change of control of Kohl’s:

•	If his employment is terminated by us for cause, due to our non-renewal of an employment agreement, or if he voluntarily resigns, he will not receive any severance payments;

•	If his employment is terminated either upon death or disability:
•

he or his estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the average award made to him over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•

he or his estate is entitled to receive severance in the amount of one half of his then annual base salary, payable over one year in the event of the executive’s death, and over six months in the event of his disability; and

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided that he (or his eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits until he becomes eligible for such benefits with a new employer.

•

If he terminates employment as a result of a material reduction in his title, organizational reporting level or base salary (i.e., for “good reason”), or if we terminate his employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), he will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:
•	an amount equal to his aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus
•	an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years;
•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or his eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits until he becomes eligible for such benefits with a new employer; and

•	outplacement services of up to $20,000.
•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. Howe’s employment is terminated by us without cause during the term of the agreement or by him for “good reason”, he will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to him over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:
•	an amount equal to his aggregate base salary for the remaining term of his agreement, but not more than 2.9 years; plus
•

an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of his agreement, but not more than 2.9 years;

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or his eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	outplacement services of up to $20,000.

•	Mr. Howe’s employment agreement does not provide a tax gross up.
•	Following his termination, he will be prohibited from competing with us for a period of one year.
•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon his execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For restricted stock awarded to Mr. Howe, under the terms of our 2017 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if he terminates employment within six months prior to or twelve months following a “change of control” as a result of his termination for “good reason” or if his employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under each Plan, as applicable, upon a “change of control,” all performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If Mr. Howe terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any restricted stock awarded to Mr. Howe, if he terminates employment for “good reason” or if we terminate his employment without cause during the term of his employment agreement, the restricted stock that would have vested during the three-year period following termination of his employment will vest. Upon his death while employed by us or his termination due to disability, all outstanding restricted stock would immediately vest.

Pursuant to the terms of our performance share unit award agreements awarded to Mr. Howe, upon termination of the executive’s employment due to a disability, he will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of the executive’s employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), he would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he was employed during the performance period. If his employment is terminated upon his death, such performance share units shall vest at the target amount.

Non-Contractual Benefit Upon Retirement

In addition to Mr. Howe’s contractual benefits, upon his retirement (i.e., age 55 and ten years of service), he will be entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Howe

The following table shows the potential payments to Mr. Howe upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment — Salary Continuation	—	—	$2,900,000	$2,900,000	$500,000	$500,000
Severance Payment — Bonus Payments	—	—	$633,333	$1,836,667	—	—

Pro Rated Bonus(1)	—	—	$0	$633,333	$633,333	$633,333

Outplacement	—	—	$ 20,000	$ 20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$2,312,668	$2,426,063	$2,426,063	$2,426,063

Value of Accelerated Performance Share Units(3)	—	—	—	$ 1,189,262	$2,043,792	$1,189,262

TOTAL	—	—	$5,866,601	$9,005,325	$5,603,188	$4,748,658
(1)

In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. As described above, Mr. Howe did not earn a bonus for Fiscal 2019 based on company performance.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on maximum performance for the 2018 award and target performance for the 2019 award. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Messrs. Chini and Gaffney, and Ms. Timm

Executive Compensation Agreements

Messrs. Chini and Gaffney and Ms. Timm are party to executive compensation agreements which provide certain payments and other benefits upon a termination of employment or upon a change of control of Kohl’s. Mr. Chini’s executive compensation agreement was entered into on August 30, 2019, in replacement of his prior employment agreement.  Mr. Gaffney entered into his executive compensation agreement on September 16, 2019, when he began employment. Ms. Timm’s executive compensation agreement was entered into on November 1, 2019, as an amended and restated version of her prior executive compensation agreement.  The agreements provide the executives the following:

•	If the executive’s employment is terminated by us for cause or if the executive voluntarily resigns, the executive will not receive any severance payments;
•	If the executive’s employment is terminated either upon death or disability:
•

the executive or executive’s estate is entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year; and

•

the executive or executive’s estate is entitled to receive severance in the amount of one half of the executive’s then annual base salary, payable over one year in the event of the executive’s death, and over six months in the event of the executive’s disability.

•

If the executive terminates employment as a result of a material reduction in the executive’s title, organizational reporting level or base salary (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause and the termination is not in connection with a “change of control” (as defined in the executive’s agreement), the executive will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to two times the executive’s then annual base salary, payable in a lump sum within sixty days following the executive’s termination of employment;
•

for any restricted stock awarded to the executives after the date of their current executive compensation agreements, any restricted stock that would have vested during the two-year period following termination of the executive’s employment will vest;

•

up to two years of post-termination health care coverage under our health insurance plan if the executive is eligible for, and timely elects to participate in Kohl’s group health insurance plan pursuant to COBRA, and Kohl’s shall pay for such period that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and

•	outplacement services of up to $20,000.
•

If, within fifteen months following a “change of control” of Kohl’s (as defined in the agreement) the executive’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason”, the executive will be entitled to the following severance benefits:

•	a severance payment equal to the sum of:
•

two times the executive’s then annual base salary (or if higher, the base salary in effect immediately prior to the change in control), payable in a lump sum within sixty days following the executive’s termination of employment; plus

•	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years;
•

for any restricted stock awarded to the executives after the date of their current executive compensation agreements, any restricted stock that would have vested during the two-year period following termination of the executive’s employment will vest.

•

up to two years of post-termination health care coverage under our health insurance plan if the executive is eligible for, and timely elects to participate in Kohl’s group health insurance plan pursuant to COBRA, and Kohl’s shall pay for such period that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage for full-time employees under our group health insurance plans; and

•	outplacement services of up to $20,000.
•

If the executive voluntarily terminates employment due to retirement (i.e., age 55 and ten years of service), the executive will be entitled to receive a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year.  As of the end of Fiscal 2019, Messrs. Chini and Gaffney and Ms. Timm were not eligible for retirement.

•	None of the executive compensation agreements provide a tax gross up.
•	Following an executive’s termination, the executive will be prohibited from competing with us for a period of one year.
•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the executive compensation agreement may not be payable until the six-month anniversary of the date of termination.

•	In all cases, our obligation to pay severance is contingent upon an executive’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For restricted stock awarded to Messrs. Chini and Gaffney and Ms. Timm under the terms of our 2010 Long-Term Compensation Plan or 2017 Long-Term Compensation Plan, as applicable, upon a “change of control,” the vesting of such awards is accelerated only (except as described above with respect to vesting under the executive compensation agreements) if the executive terminates employment within six months prior to or twelve months following a “change of control” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under each Plan, as applicable, upon a “change of control,” all performance share unit awards awarded to the executives shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied at the target level. Again, this is true if the performance share unit awards are assumed by the acquiring or surviving company. If the executive terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, for any restricted stock awarded to Ms. Timm prior to the date of her executive compensation agreement, if she terminates employment for “good reason” or if we terminate her employment without cause, the restricted stock that would have vested during the two-year period following termination of her employment will vest. For any restricted stock awarded to Mr. Chini prior to the date of his executive compensation agreement, if he terminates employment for “good reason” or if we terminate his employment without cause, the restricted stock that would have vested during the three-year period following termination of his employment will vest.  For any restricted stock awarded to the executives after the date of their current executive compensation agreements, the restricted stock will vest under the executive’s executive compensation agreement as described above in the event the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause.  Upon the executive’s death while employed by us or the executive’s termination due to disability, all of the executive’s outstanding restricted stock would immediately vest (except for outstanding restricted stock granted to Ms. Timm in 2015).

Pursuant to the terms of our performance share unit award agreements awarded to the executives, upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of the executive’s employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months the executive was employed during the performance period. If the executive’s employment is terminated upon the executive’s death, such performance share units shall vest at the target amount.

In addition to Messrs. Chini’s and Gaffney’s and Ms. Timm’s contractual benefits, upon an executive’s retirement (i.e., age 55 and ten years of service), the executive will be entitled to participate for the executive’s lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Chini

The following table shows the potential payments to Mr. Chini upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment	—	—	$1,500,000	$1,585,274	$375,000	$375,000

Pro Rated Bonus(1)	—	—	$0	—	$0	$0

Health Care Continuation	—	—	$17,488	$17,488	—	—
Outplacement	—	—	$20,000	$20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$1,114,642	$1,195,632	$ 1,195,632	$1,195,632

Value of Accelerated Performance Share Units(3)	—	—	—	$680,922	$1,038,483	$680,922

TOTAL	—	—	$2,652,130	$3,499,316	$2,609,115	$2,251,554
(1)

In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. As described above, Mr. Chini did not earn a bonus for Fiscal 2019 based on company performance.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on maximum performance for the 2018 award and target performance for the 2019 award. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Potential Benefit Summary — Mr. Gaffney

The following table shows the potential payments to Mr. Gaffney upon termination of his employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment	—	—	$1,600,000	$1,600,000	$400,000	$400,000

Pro Rated Bonus(1)	—	—	$880,000	—	$880,000	$880,000

Health Care Continuation	—	—	$14,488	$14,488	—	—
Outplacement	—	—	$20,000	$20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$2,125,752	$ 2,736,128	$2,736,128	$2,736,128

Value of Accelerated Performance Share Units(3)	—	—	—	$ 295,830	$295,830	$295,830

TOTAL	—	—	$4,640,240	$4,666,446	$4,311,958	$4,311,958
(1)

The bonus  for Fiscal 2019, as guaranteed in Mr. Gaffney’s offer of employment, is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on target performance for the 2019 award. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Potential Benefit Summary — Ms. Timm

The following table shows the potential payments to Ms. Timm upon termination of her employment. Other parameters of the potential benefit summary are identical to those described above for Ms. Gass.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death

Severance Payment	—	—	$1,600,000	$1,929,470	$400,000	$400,000

Pro Rated Bonus(1)	—	—	$0	—	$ 0	$0

Health Care Continuation	—	—	$20,007	$20,007	—	—
Outplacement	—	—	$20,000	$20,000	—	—

Value of Accelerated Restricted Stock(2)	—	—	$1,875,587	$4,044,620	$4,015,721	$4,015,721

Value of Accelerated Performance Share Units(3)	—	—	—	$ 497,995	$894,459	$ 497,995

TOTAL	—	—	$3,515,593	$6,512,092	$5,310,180	$4,913,716
(1)

In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. As described above, Ms. Timm did not earn a bonus for Fiscal 2019 based on company performance.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units is illustrated at target for (i) death or (ii) termination by executive for good reason or involuntary termination by Kohl’s without cause (following a change of control). In the case of termination due to disability, the actual award earned at the end of the performance period would be payable. Here, the payout shown in the disability column is based on the number of shares earned based on maximum performance for the 2018 award and target performance for the 2019 award. The value of performance share units that would be earned includes dividend equivalents that would have been earned on the underlying grant.

Mr. Besanko

Employment Agreement

We were party to an amended and restated employment agreement with Mr. Besanko that provided for certain payments and other benefits upon his termination of employment that contained similar terms as the employment agreement described above for Mr. Howe.  Additionally, Mr. Besanko’s equity awards contain similar terms to those described above for Mr. Howe with respect to a termination of employment. As previously announced, Mr. Besanko terminated employment effective on February 1, 2020. The payments and other benefits that became payable to Mr. Besanko under his agreement upon his termination were as follows:

•	a severance payment equal $4,007,757;
•	no pro rata bonus for Fiscal 2019 as that amount was equal to $0 based on company performance as described above;
•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the executive’s eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits until he becomes eligible for such benefits with a new employer;

•

accelerated vesting of all unvested restricted shares that would have vested during the three-year period following Mr. Besanko’s termination, which was 50,422 shares, valued at $42.75 (the January 31, 2020 closing price of our common stock on the New York Stock Exchange) for a total value of $2,155,541; and

•	outplacement services of up to $20,000.

Under his agreement, Mr. Besanko is prohibited from competing with us for a period of one year following his termination effective as of February 1, 2020. Our obligation to pay the benefits described above was contingent upon Mr. Besanko’s execution of a general release of claims against us, which he executed.

Ms. Chawla

Employment Agreement

We were party to an amended and restated employment agreement with Ms. Chawla that provided for certain payments and other benefits upon her termination after October 1, 2019. As previously announced, Ms. Chawla terminated employment effective on October 18, 2019. The payments and other benefits that became payable to Ms. Chawla under her agreement upon her termination were as follows:

•	a payment equal to the amount of her base salary for one year, or $1,227,000;
•	no pro rata bonus for Fiscal 2019 as that amount was equal to $0 based on company performance as described above;
•

she and her spouse and eligible dependents were provided termination health care coverage until February 29, 2020, under our health insurance plan and supplemental executive medical plan, for which Ms. Chawla reimbursed us for all premiums paid for such health insurance benefits;

•

accelerated vesting of all unvested restricted shares that would have vested during the one-year period following Ms. Chawla’s termination, which was 70,333 shares, valued at $51.06 (the closing price of our common stock on the New York Stock Exchange for the day prior to Ms. Chawla’s termination) for a total value of $3,591,203; and

•

continued vesting in the prorated portion of the actual number of performance share units that would be earned at the end of each performance period for outstanding performance share unit awards as of the date of Ms. Chawla’s termination of employment based on the number of months she was employed during each applicable performance period, but with an additional twelve months of proration credit, which is estimated to result in 133,260 shares (estimated at actual performance for the 2017 award, maximum performance for the 2018 award, and target performance for the 2019 award), valued at $42.75 (the January 31, 2020 closing price of our common stock on the New York Stock Exchange) for a total value of $5,696,865. The actual number of shares earned as a result of the continued vesting of her performance share units may be materially lower or higher based on the Company’s future performance and the number of shares earned under the 2018 and 2019 awards. The actual value may also fluctuate based on the Company’s stock price.

Under her agreement, Ms. Chawla is prohibited from competing with us for a period of one year following her termination effective as of October 18, 2019. Our obligation to pay the benefits described above was contingent upon Ms. Chawla’s execution of a general release of claims against us, which she executed.

CEO Pay Ratio

In accordance with SEC rules and including all full-time, part-time, seasonal and temporary employees, as of February 1, 2020, the median Kohl’s employee was calculated to be a part-time store associate. When we calculated our median employee, we used a measurement date of February 1, 2020 and found our median employee by reviewing the Form W-2 wages of all full-time, part-time, seasonal and temporary employees as of that date. There have been no changes to the employee population or employee compensation arrangements since that time that Kohl’s believes would significantly impact the pay ratio disclosure. After applying summary compensation table rules, the total compensation for that median employee in 2019 was $9,738. Kohl’s CEO total compensation for 2019, as disclosed in the summary compensation table, was $8,983,392, which results in a ratio of 923:1. This information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, management and our independent registered public accounting firm each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment, retention and oversight of our independent registered public accounting firm. As part of this process, the Audit Committee is directly involved in the selection of the independent registered public accounting firm’s lead engagement partner and periodically considers whether a rotation of the independent registered public accounting firm is recommended. The Audit Committee has determined that a policy requiring periodic rotation of our independent registered public accounting firm would not be in shareholders’ best interests at this time. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for objectively reviewing, evaluating and testing our system of internal controls, and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of our financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, Ernst & Young is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed our audited financial statements with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board’s (“PCAOB’s”) and the SEC. This review included a discussion of the quality of Kohl’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in Kohl’s financial statements and the notes thereto. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee discussed with Ernst & Young any relationships that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2020 for filing with the Commission.

Audit Committee:

Stephanie A. Streeter, Chair
Michael J. Bender H. Charles Floyd John Schlifske
Adrianne Shapira
Stephen E. Watson

ITEM TWO

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2020 Ernst & Young and its predecessors have been Kohl’s independent accountants since prior to the company’s initial offering of securities to the public in 1992. Our selection of Ernst & Young as our independent registered public accounting firm for fiscal 2020 is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2020. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be present at the Annual Meeting of Shareholders, and will be available to make a statement or answer any appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2019 and fiscal 2018:

	Fiscal 2019	Fiscal 2018
Audit Fees	$1,910,571	$1,866,519
Audit-Related Fees	31,580	185,000
Tax Fees	951,274	869,500
All Other Fees	—	—
Total	$2,893,425	$2,921,019

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and various consultation topics. Included in Audit Fees are fees for services related to the audit of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002, comfort letter issuance fees in connection with SEC filings, and additional billing for out of scope work and expenses related to the fiscal year 2018 and 2019 audits.

Audit-Related Fees. Audit-related fees include fees for consultations related to the adoption of ASC 842, Leases.

Tax Fees. Tax fees include consultations related to IRS issues, assistance with state tax return filings, Federal Work Opportunity Tax Credit, and other hiring and miscellaneous matters.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the Commission’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and negotiates or approves all services by and fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved. All of the services, if any, described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS

We are asking shareholders to approve the following nonbinding resolution regarding the compensation of our named executive officers as disclosed in this proxy statement:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion.

This is often referred to as a “say-on-pay” vote. We are pleased with our shareholders’ strong support for our executive compensation in the annual “say-on-pay” votes. Our shareholders have consistently shown strong support for our NEO compensation, including a vote of more than 88% of the votes cast by our shareholders in favor of approving this compensation last year.  This vote is held annually taking into consideration the view expressed by our shareholders in an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers at the 2011 Annual Meeting of Shareholders and reaffirmed in an advisory vote at the 2017 Annual Meeting of Shareholders.

As an advisory vote, the “say-on-pay” vote is not binding on Kohl’s, the Board of Directors or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee’s charter specifically states that the Committee will review all “say-on-pay” voting results and consider whether to make any adjustments to our executive compensation policies and practices in response to these results.

We believe our executive compensation program as a whole is well suited to promote Kohl’s objectives in both the short and long term. As described above in the “Compensation Discussion & Analysis” section of this proxy statement, the Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Compensation Committee’s objectives include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;
•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals;
•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;
•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and
•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE

OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM FOUR

SHAREHOLDER PROPOSAL: SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

The following shareholder proposal was submitted by John Chevedden, 2215 Nelson Avenue No. 205, Redondo Beach, California 90278 (the “Proponent”). The Proponent claims to beneficially own not less than 100 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Proposal 4 -  Right to Act by Written  Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67% support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if more shareholders had access to independent corporate governance data and recommendations.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it easier for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

This is important to consider after the number of 2019 negative votes in regard to Kohl's executive pay. 12% of shares voted against Kohl's executive pay in 2019 when normally only 5% of shares vote against.

Adoption of written consent might incentivize our combined Chairman/CEO Frank Sica to perform better. Mr. Sica was rejected by 10% of shares in 2019. And Lead Director, Stephen Watson received the second highest 2019 negative votes for a   director.

Written consent won 44%-support at Capital One Financial Corporation (COF) in 2018 and this increased to 56% support in 2019. Written consent won 47%-support at United Rentals, Inc.  (URI) in 2018 and this increased to 51%-support in 2019. Written consent won 43%-support at Flowserve Corporation (FLS) in 2018 and this increased to 51%-support in 2019.

Please vote yes:

Right to Act by Written Consent - Proposal 4

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal because it is unnecessary in light of Kohl’s robust corporate governance processes, including shareholders’ right to call special meetings at a 10% threshold, and it contradicts shareholders’ opinions expressed in a prior vote.

•

The ability of shareholders to call a special meeting at low thresholds, coupled with a proxy access right, best empowers shareholders while also protecting the interests of ALL shareholders in a fair and balanced manner.  Kohl’s already allows holders of as little as 10% of Kohl’s stock to call for a special shareholder meeting. Additionally, Kohl’s bylaws provide a “proxy access” right that allows eligible shareholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates.

•

The Board has evaluated shareholder rights to call special meetings and act by written consent and has determined that the ability to call special meetings is a fairer and more appropriate shareholder right for the following reasons:

1.	All shareholders have the opportunity to express their views and otherwise engage in dialogue regarding proposed actions, as well as participate in the shareholder vote.

2.	Special meetings follow a structured and orderly process, and occur at a time and date that is announced publicly in advance of the meeting.

3.

Having significant issues presented at annual or special meetings of shareholders allow shareholders to raise matters for consideration by the company while protecting all shareholders’ interests in receiving advanced notice of, having time to consider and having an opportunity to make informed voting decisions on proposed actions affecting Kohl’s.

4.

Action by written consent, as presented by this proposal, would permit subsets of Kohl’s shareholders to use the written consent procedure at any time and as frequently as they choose to act on a variety of potentially significant matters, conceivably without notice to all shareholders until after the action has been approved, and without a meeting or other forum at which all shareholders have a fair and equal opportunity to provide input on the decisions.

5.

The written consent process, as proposed, may cause confusion and disruption, and permits fundamental corporate changes that cater to narrow or short-term interests.  Multiple shareholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory.  The proposal could also allow special interests or short-term investors, who do not owe a fiduciary duty to the shareholders, to bypass the existing procedural protections and marginalize smaller shareholders.

•	The Board believes that Kohl’s strong existing corporate governance processes make adoption of this proposal unnecessary. Our practices and policies, which enhance Board accountability, include:

1.	Our shareholders’ right to call special meetings at a 10% threshold;
2.

Our adoption in 2015 of bylaw amendments that implement “proxy access,” allowing eligible shareholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates;

3.	Our independent chairmanship (in contradiction to the erroneous reference to a “combined chairman/CEO” in this shareholder’s proposal, which is not accurate);
4.	Annual election of all directors;
5.	A majority vote standard in uncontested director elections;
6.	No super-majority vote requirements;
7.	No poison pill/shareholder rights plan provisions; and
8.	Our shareholders’ right to directly communicate with and raise concerns to the Board or an individual director.
•

It is for these reasons we believe a previous similar shareholder proposal was defeated by a wide margin.  Kohl’s’ shareholders were previously asked in 2018 to vote on a similar proposal for a shareholder right to act by written consent, and the proposal received less than 12% of the votes cast, which clearly demonstrates shareholder confidence in Kohl’s existing corporate governance processes.

FOR THE ABOVE REASONS, AND IN RECOGNITION OF THE RESOUNDING DEFEAT OF A PRIOR SIMILAR SHAREHOLDER PROPOSAL, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM FIVE

SHAREHOLDER PROPOSAL: ADOPTION OF AN ANIMAL WELFARE POLICY

The following shareholder proposal was submitted by The Rose Foundation, c/o Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California 94559 (the “Proponent”). The Proponent claims to beneficially own at least $2,000 worth of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Congruency between Operations and Company Values: Adopt an Animal Welfare Policy

Whereas, Chief Executive Officer Michelle Gass claims,

“We hold ourselves and our business partners to the highest standards to ensure ethics and safety remain at the forefront of all of our business decisions… we make a conscious effort to protect and conserve the environment through our long-term sustainability efforts.”

Whereas, KSS has issued statements and/ or policies ensuring that “Company values” and “ethics” are enforced throughout our supply chain, including the use of Uzbekistan cotton, labor rights, conflict minerals, deforestation, responsible/ ethical sourcing, but animal welfare is not mentioned;

Whereas, extending a universal and comprehensive policy applying to all our Company’s stores’ merchandise associated with animal cruelty would not only create consistency between ‘company values’ and company practices, it would enhance Company and shareholder value;

However, there is no policy in place to uphold these alleged values – no statement exists regarding animal welfare and animal welfare is absent from governance documents;

Whereas, consumers also increasingly favor competitors with animal welfare policies – recently, numerous companies and designers have opted for more humane, ethical approaches regarding animal welfare. Macy’s and Bloomingdale’s announced their departure from fur by the end of 2020. Macy’s Chairman and chief executive officer said: “We have been closely following consumer and brand trends, listening to our customers, and researching alternatives to fur. We have listened to our colleagues… we have met regularly on this topic with the Humane Society... Macy’s private brands are already fur free, so expanding this practice to across all Macy’s is the natural next step.”

Whereas, over a dozen countries have passed laws enhancing animal welfare – with many more pending – further emphasizing the growing disapproval regarding animal cruelty;

Whereas, whether Kohl’s voluntarily adopts a comprehensive animal welfare policy, laws may soon require eliminating cruelly sourced animal products. Rather than be perceived as an out dated retailer, taking proactive steps in response to trends and consumer preference would enhance Kohl’s image, Company and shareholder value;

Whereas, there seems to be a lack of congruency between our Company’s so called “values” and the absence of any animal welfare policy in Kohl’s supply chain ethical policy;

Whereas, our Company may be viewed as a laggard regarding animal welfare and ensuring the safe, humane and ethical treatment of animals throughout Kohl’s supply chain;

Whereas, Kohl’s two thousand nineteen Corporate Social Responsibility Report never mentions animal welfare;

BE IT, THEREFORE, RESOLVED: Shareholders request that Kohl’s adopt a vendor policy regarding oversight on animal welfare throughout the supply chain.

Supporting Statement

By adopting a vendor policy pertaining to ensuring the humane and ethical treatment of animals throughout the supply chain, it will enhance shareholder and Company value and avoid the potential financial risk of losing customers who would otherwise prefer retailers with animal welfare policies.

STATEMENT OF THE BOARD OF DIRECTORS IN
OPPOSITION TO THIS SHAREHOLDER PROPOSAL

The Board of Directors recommends that shareholders vote AGAINST this shareholder proposal because it would not enhance shareholder value, would not be in the best interests of Kohl’s and its shareholders, and contradicts shareholders’ opinions expressed in three prior votes.

•

Kohl’s stringent processes and procedures ensure that all of the merchandise Kohl’s sells has been manufactured, packaged, labeled, tagged, packed, advertised, sold, invoiced and transported in full compliance with all applicable laws. Kohl’s takes additional, deliberate steps in the purchase of certain products to provide greater oversight of our vendors to drive greater vendor accountability. For example, as it relates to fur, the purchase terms under which Kohl’s acquires merchandise from our vendors, require that merchandise be free of any real animal fur unless expressly requested and authorized by Kohl’s in writing.  Kohl’s has not provided such written authorization to any vendor.  Furthermore, Kohl’s purchase terms currently, and historically, require vendors to comply with all laws in their production of merchandise for resale by Kohl’s, including any laws that relate to animal welfare.

•

Kohl’s is a recognized industry leader in defining and advancing ethical practices.  Specific statements made in this shareholder proposal are disingenuous, unsupportable and in direct contradiction to the positive actions Kohl’s takes to support the communities it serves and the recognition it has received in return.  For example, Kohl's was named for the second consecutive year to the Dow Jones Sustainability Index (“DJSI”) in Fall 2019 and again named in early Spring 2020 as one of the top 100 most sustainable companies by Barron’s in recognition of Kohl’s ongoing commitment to sustainability efforts.  Also for a second time, Kohl’s was named in 2020 as one of the world’s most ethical companies by Ethisphere, among other similar accolades awarded to companies that strive to influence positive change. We believe that these recognitions demonstrate why our customers have placed trust in Kohl’s to source our merchandise and conduct our business in accordance with our values and ethics.

•

It is for these reasons we believe previous similar shareholder proposals were defeated by a wide margin.  Kohl’s’ shareholders have three times previously been asked to vote on animal rights-related proposals, including a proposal last year that also sought a policy related to animal welfare.  All three proposals each received less than 7% of the votes cast, which clearly demonstrates shareholder confidence in Kohl’s existing processes, procedures and product selection process.

FOR THE ABOVE REASONS, AND IN RECOGNITION OF THE RESOUNDING DEFEAT OF PRIOR SIMILAR SHAREHOLDER PROPOSALS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2019 AS FILED WITH THE COMMISSION IS POSTED ON OUR CORPORATE WEBSITE AT https://corporate.kohls.com. A HARD COPY WILL BE SENT TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Jason J. Kelroy,
Secretary

Menomonee Falls, Wisconsin

March 26, 2020

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D02697-P32437 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! KOHL'S CORPORATION N56 W17000 RIDGEWOOD DRIVE MENOMONEE FALLS, WI 53051 1a. Michael Bender 1b. Peter Boneparth 1c. Steven A. Burd 1d. Yael Cosset 1g. Jonas Prising 1e. H. Charles Floyd 1h. John E. Schlifske 1i. Adrianne Shapira 1j. Frank V. Sica 1k. Stephanie A. Streeter 1f. Michelle Gass Nominees: The Board of Directors recommends that you vote FOR the following nominees: ITEM 1. Election of Directors For Against Abstain KOHL'S CORPORATION Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. ITEM 3. Advisory Vote on Approval of the Compensation of our Named Executive Officers. ITEM 4. Shareholder Proposal: Shareholder Right to Act by Written Consent. ITEM 5. Shareholder Proposal: Adoption of an Animal Welfare Policy. ITEM 2. Ratify Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 30, 2021. The Board of Directors recommends a vote FOR Item 2. The Board of Directors recommends a vote FOR Item 3. Vote on Proposals NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends a vote AGAINST Item 4. The Board of Directors recommends a vote AGAINST Item 5. For Against Abstain Yes No VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to help the environment and reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

D02698-P32437 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) KOHL'S CORPORATION PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Jason J. Kelroy and Elizabeth McCright or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl’s Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Local Time on May 13, 2020 at the auditorium at Kohl’s Innovation Center, W165 N5830 Ridgewood Drive, Menomonee Falls, Wisconsin 53051 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 30, 2021, FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AGAINST THE SHAREHOLDER PROPOSAL ON SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT AND AGAINST THE SHAREHOLDER PROPOSAL ON ADOPTION OF AN ANIMAL WELFARE POLICY. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY KOHL’S CORPORATION AND PROPOSALS 4 AND 5 ARE BEING PROPOSED BY SHAREHOLDERS OF KOHL’S CORPORATION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE ANNUAL MEETING ADMISSION TICKET Kohl’s Corporation Annual Meeting of Shareholders Wednesday, May 13, 2020 8:00 A.M., Local Time Kohl’s Innovation Center W165 N5830 Ridgewood Drive Menomonee Falls, Wisconsin 53051* This Admission Ticket will be required to admit you to the meeting Please write your name and address in the space provided below and present this ticket when you enter Name: Address: City, State and Zip Code: *As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held at another date, time or location or solely by means of remote communication. If we take any of those steps, we will announce the decision to do so in advance, and details for how to participate will be available at www.proxyvote.com.